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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

INTREPID POTASH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

April 13, 2018

Dear Stockholder:

        We cordially invite you to attend the 2018 annual meeting of stockholders of Intrepid Potash, Inc. The meeting will be held on Tuesday, June 5, 2018, at 10:00 a.m. mountain time, at the Denver City Center, Telluride Conference Room, 21st Floor, 707 17th Street, Denver, CO 80202.

        You will find important information about the matters to be voted on at the meeting in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending most of our stockholders a one-page notice regarding the internet availability of these materials and our 2017 Annual Report on Form 10-K instead of sending them a full set of printed materials. This notice tells you how to access and review on the internet the important information contained in the proxy materials. This notice also tells you how to vote on the internet or by phone and how to request to receive a printed copy of our proxy materials.

        Your vote is important. We hope you will attend the meeting in person. We encourage you to review the proxy materials and vote as soon as possible. You may vote on the internet or by telephone as described in the attached proxy materials. You also may vote by mail if you timely request to receive printed copies of these proxy materials in the mail.

Very truly yours,
Robert P. Jornayvaz III Executive Chairman of the Board, President, and Chief Executive Officer

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date	Tuesday, June 5, 2018
Time	10:00 a.m. mountain time
Place	Denver City Center, Telluride Conference Room, 21st Floor, 707 17th Street, Denver, CO 80202
Items of Business	(1) To elect two Class I directors nominated by our Board of Directors to serve three-year terms expiring at our 2021 annual meeting of stockholders
(2) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018
(3) To approve, on an advisory basis, our executive compensation
(4) To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting
The accompanying proxy statement provides more details about each of these proposals.
Record Date	Only holders of record of our common stock on April 6, 2018, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment of the meeting.
Voting

Your vote is important. We encourage you to read the accompanying proxy materials and submit your vote as soon as possible. You can find specific information about how to cast your vote in the Question and Answer section of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 5, 2018

This notice, our proxy statement, and our 2017 annual report are available at
investors.intrepidpotash.com or envisionreports.com/IPI.

By Order of the Board of Directors of Intrepid Potash, Inc.

Margaret E. McCandless Secretary

Denver, CO
April 13, 2018

Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202
(303) 296-3006

Proxy Statement

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

        We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Intrepid Potash, Inc., a Delaware corporation, of proxies to be voted at our 2018 annual meeting of stockholders.

        The meeting will be held on Tuesday, June 5, 2018, at 10:00 a.m. mountain time, at the Denver City Center, Telluride Conference Room, 21st Floor, 707 17th Street, Denver, CO 80202.

        We expect to begin furnishing these proxy materials to stockholders on or about April 13, 2018.

        When we use the term "Intrepid," "us," "we," or "our," we mean Intrepid Potash, Inc. and its consolidated subsidiaries, unless the context otherwise requires.

What matters will be voted on at the annual meeting?

        We will ask stockholders to vote on the following matters at the annual meeting:

  (1)
  To elect two Class I directors nominated by our Board to serve three-year terms expiring at our 2021 annual meeting of stockholders

  (2)
  To ratify the appointment of KPMG LLP, or KPMG, as our independent registered public accounting firm for 2018

  (3)
  To approve, on an advisory basis, our executive compensation

  (4)
  To transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting

Who can vote?

        Stockholders of record at the close of business on the record date of April 6, 2018, are entitled to receive notice of, and to vote at, the annual meeting. As of April 6, 2018, we had 131,091,493 shares of common stock issued and outstanding. Each share is entitled to one vote on each item voted on at the annual meeting.

        A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the annual meeting and during normal business hours for the ten days prior to the annual meeting at our corporate headquarters located at 707 17th Street, Suite 4200, Denver, CO 80202.

What is the difference between a stockholder of record and a beneficial holder?

        Most of our stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

  Stockholder of Record

        If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., or Computershare, you are the stockholder of record for those shares and are receiving proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

  Beneficial Holder

        If your shares are held in a stock brokerage account or by a bank or other nominee (commonly referred to as being held in "street name"), you are the beneficial holder of those shares. Your broker, bank, or nominee is the stockholder of record and has forwarded proxy materials to you as beneficial holder. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank, or nominee giving you the right to vote the shares.

How do I vote?

  Stockholder of Record

        If you are a stockholder of record, you can vote over the telephone or on the internet by following the instructions you received from us in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the proxy card included with the materials. Finally, you can vote in person at the meeting.

  Beneficial Holder

        If you are a beneficial holder, you can vote over the telephone or on the internet by following the instructions you received from your bank, broker, or nominee in the mail or by email. If you requested to receive a full set of proxy materials in the mail, you also can vote by mail using the voting instruction card included with the materials. If you have not received this information from your broker, bank, or other nominee, please contact them as soon as possible. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank, or nominee giving you this right.

        If you do not give your bank, broker, or nominee instructions as to how to vote, under the rules of the New York Stock Exchange, or NYSE, your bank, broker, or nominee may not vote your shares on any of the proposals other than the ratification of auditors without your instructions. Please be sure to return your voting instructions to your bank, broker, or nominee so that your vote is counted.

  Multiple Holdings

        If you hold shares both as a stockholder of record and as a beneficial holder, you must vote separately for each set of shares.

Can I change or revoke my vote?

        If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by taking any of the following actions:

  •
  submitting a new proxy with a later date using any of the available methods described above

  •
  providing a written revocation to our Corporate Secretary

  •
  voting in person at the meeting

        If you are a beneficial holder, you may change your vote by submitting new voting instructions to your bank, broker, or nominee following the instructions they provided to you.

        Your attendance at the meeting will not automatically revoke your proxy.

What is the quorum requirement for the meeting?

        A quorum of stockholders is necessary for any action to be taken at the meeting (other than adjournment or postponement of the meeting). Our Bylaws provide that a quorum exists if stockholders holding a majority of the outstanding shares of our common stock are present at the meeting in person or by proxy. If you submit a properly completed proxy, even if you abstain from voting, your shares will be counted for purposes of determining the presence of a quorum. Broker non-votes (described below) also will be counted for purposes of determining the presence of a quorum if the bank, broker, or nominee uses its discretionary authority to vote on at least one routine matter.

How will my shares be voted at the meeting?

        Your shares will be voted in accordance with your properly submitted instructions.

  Stockholders of Record

        If you are a stockholder of record and you submit a proxy but do not include voting instructions on a particular matter, your shares will be voted in favor of each of the nominees named in Proposal 1 and in favor of each of Proposals 2 and 3 in accordance with the recommendations of our Board. If any other matters are properly presented for a vote at the meeting or any adjournment or postponement of the meeting, your shares will be voted in the discretion of the named proxies.

  Beneficial Holders and Broker Non-Votes

        If you are a beneficial holder and you do not provide voting instructions to your bank, broker, or nominee, that organization will determine if it has the discretionary authority to vote your shares on the particular matter. Under NYSE rules, these organizations have the discretion to vote your shares on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2018 (Proposal 2). However, they do not have the discretion to vote your shares on non-routine matters, including the other proposals up for a vote (Proposals 1 and 3). The unvoted shares are called "broker non-votes." Shares that constitute broker non-votes are considered present for purposes of determining a quorum but are not considered entitled to vote or votes cast on the particular matter.

What are the voting requirements for each matter?

Proposal		Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Vote
(1)	To elect each Class I director	More votes FOR than AGAINST	No effect	No	No effect
(2)	To ratify the appointment of KPMG	More votes FOR than AGAINST	No effect	Yes	Not applicable
(3)	To approve, on an advisory basis, our executive compensation	More votes FOR than AGAINST	No effect	No	No effect

        With respect to the election of Class I directors, each director nominee has tendered a contingent, irrevocable resignation to the Board that will become effective only if he fails to receive the required majority vote and the Board accepts the resignation. If a director does not receive a majority of the votes cast for his election, the Nominating and Corporate Governance Committee of the Board (sometimes referred to as the Governance Committee) will make a recommendation to the Board as to whether to accept or reject the resignation or whether some other action should be taken. The Board will act, taking into account the recommendation of the Governance Committee, and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

        Although the advisory vote to approve executive compensation is non-binding, as provided by law, our Board and the Compensation Committee expect to review the results of the vote and consider the results in making future decisions on executive compensation.

Who will count the votes?

        A representative or designee of Computershare will act as inspector of election and tabulate the votes.

Who will pay the costs of soliciting votes for the meeting?

        We will pay all costs of soliciting proxies. We have retained Alliance Advisors, LLC to assist in the solicitation of proxies. We expect to pay Alliance Advisors $3,000, plus reimbursement of reasonable expenses. The solicitation may be made personally or by mail, telephone, email, or other electronic means of communication. In addition, our officers, directors, and employees, without additional compensation, may solicit proxies using any of these methods. We will send proxy materials or additional soliciting materials to banks, brokers, other institutions, nominees, and fiduciaries, and these organizations will then forward the materials to the beneficial holders of our shares. On request, we will reimburse these organizations for their reasonable expenses in forwarding these materials.

Proposal 1—Election of Class I Directors

        Our Board consists of six directors who are divided into three classes, designated as Class I, Class II, and Class III. In accordance with our Bylaws and Certificate of Incorporation, the number of directors constituting the entire Board is fixed exclusively by the Board from time to time. The directors are divided as evenly as possible into the three classes. If the number of directors is not evenly divisible by three, the remaining positions are allocated first to Class III and then to Class II. The classes of directors serve for staggered three-year terms, with their current terms ending at the annual meeting of stockholders in the following years: Class I directors—2018; Class II directors—2019; and Class III directors—2020.

        The Class I directors elected at the 2018 annual meeting will serve until the 2021 annual meeting. Our nominees for these Class I directorships are Terry Considine and Chris A. Elliott. Each nominee is currently serving on our Board and was most recently elected by stockholders at our 2015 annual meeting. Each nominee was nominated by our Board based on the recommendation of the Governance Committee. In making these nominations, our Board and Governance Committee considered each nominee's specific experiences, qualifications, and skills as described below. Each nominee has consented to serve as a director if elected. However, if either or both nominees are unable to serve, or for good cause will not serve, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by the Board.

        To be elected, each nominee must receive a majority of the votes cast. Specifically, the number of shares voted "for" the nominee must exceed the number of votes cast "against" that nominee. Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes will not count as votes cast. Each nominee has tendered to the Board a contingent, irrevocable resignation that will become effective only if the nominee fails to receive the required majority vote and the Board decides to accept the resignation. In the event a nominee does not receive a majority of the votes cast, the Governance Committee will make a recommendation to the Board whether to accept or reject the resignation or whether some other action should be taken. The Board will act (taking into account the recommendation of the Governance Committee) and publicly disclose its decision and the rationale behind its decision within 90 days after the date of the certification of the election results.

        Our Corporate Governance Guidelines provide that the Governance Committee is responsible for identifying and recommending directors for nomination by the Board for election as members of the Board. The Governance Committee performed its evaluation and nominating committee functions in early 2018. The Governance Committee seeks independent directors who represent a mix of backgrounds and experiences that it believes will enhance the quality of the Board's deliberations and decisions. When searching for new candidates, the Governance Committee considers the evolving needs of the Board and selects nominees based on individual skills, achievements, and experience. The Governance Committee does not have a formal policy with respect to diversity; however, the independent directors seek to promote through the nomination process an appropriate diversity on the Board. The Governance Committee also believes that nominees should have the highest level of personal and professional ethics, integrity, and values together with expertise that is useful to Intrepid and complementary to the background and expertise of other members of the Board. Additionally, nominees are expected to have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the Board and a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations.

        The Governance Committee evaluates each potential nominee individually and in the context of the Board as a whole. The objective is to recommend a group that will contribute to our long-term success and effectively represent stockholder interests. With respect to the nomination of continuing directors for re-election, the individuals' contributions to the Board are also considered.

        When seeking candidates for a new director, the Governance Committee may solicit suggestions from incumbent directors, management, stockholders, and others. The Governance Committee has authority under its charter to retain a search firm for this purpose. If the Governance Committee believes a candidate would be a valuable addition to the Board, it recommends his or her candidacy to the full Board.

        The Governance Committee will consider suggestions by stockholders of possible future nominees. The Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria described above, in the case of director candidates recommended by stockholders. Stockholders may nominate persons for election to the Board only in accordance with our Bylaws. You can find more information about the requirements for submitting stockholder proposals, including proposals relating to director nominees, below under the heading "Stockholder Proposals."

        Below is biographical and other information about our Class I director nominees and continuing directors. Below each director's biographical information, we also provide the specific experience, qualifications, and skills that helped lead our Governance Committee and Board to conclude that he should serve as a director.

Class I Director Nominees

Nominee	Age	Director Since	Principal Occupation
Terry Considine	71	April 2008	Chief Executive Officer and Chairman of the Board of Apartment Investment Management Company
Chris A. Elliott	52	August 2010	Owner of Belle Prairie Investments LLC

        Terry Considine has served as Chief Executive Officer and Chairman of the Board of Apartment Investment Management Company, a publicly held, multi-family apartment real estate investment trust, since 1994.

        Mr. Considine has management and director experience with public companies and business experience in the real estate industry. As the current chief executive of an NYSE-listed company and a former chief executive of four other listed companies, Mr. Considine brings particular expertise to the Board in the areas of operations, finance, and governance.

        Chris A. Elliott is the owner of Belle Prairie Investments LLC, a privately held company that invests in agriculture real estate as well as environmental mitigation. From 2007 through 2017, Mr. Elliott was Chief Executive Officer of AgCoA, a privately held company that owned, managed, and operated agriculture real estate that produces a variety of crops over a diverse geographic spectrum.

        Mr. Elliott has over 25 years of business experience in the agriculture industry and in-depth knowledge of agricultural commodities. Mr. Elliott's day-to-day involvement in the agricultural industry provides the Board with a unique perspective with respect to this industry and our agricultural customers.

Continuing Directors

Name	Age	Director Since	Class/Term Expiration
J. Landis Martin	72	December 2007	Class II/2019
Barth E. Whitham	61	April 2008	Class II/2019
Robert P. Jornayvaz III	59	December 2007	Class III/2020
Hugh E. Harvey, Jr.	65	December 2007	Class III/2020

        J. Landis Martin is the founder of the private equity firm Platte River Equity where he has been Chairman since February 2016 and a Managing Director since 2005. Mr. Martin was the Chairman from 1989 to 2005, and Chief Executive Officer from 1995 to 2005, of Titanium Metals Corporation, an integrated producer of titanium metals. Mr. Martin served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide chemicals, from 1987 to 2003 and was Chairman and Chief Executive Officer of Baroid Corporation, an oil services company, from 1990 to 1994. Mr. Martin's public-company directorships include Crown Castle International Corp., where he is Chairman of the Board, Halliburton Company, where he is lead director, and Apartment Investment Management Company, where he is lead director.

        Mr. Martin has management and director experience with public companies and business experience with companies in the manufacturing sector and energy industry. As a former chief executive of four NYSE-listed companies and a lawyer, Mr. Martin brings particular expertise to the Board in the areas of operations, finance, and governance.

        Barth E. Whitham has served as President and Chief Executive Officer of Enduring Resources, LLC, a privately held company focused on the acquisition and exploitation of upstream energy assets, since 2005, and serves on its board of directors. From 1991 to 2005, Mr. Whitham served as President and Chief Operating Officer of Westport Resources Corp., a publicly traded oil and gas exploration and production company, and served on its board of directors. Mr. Whitham is also director of publicly traded Ensign Energy Services Inc., an oilfield service provider.

        Mr. Whitham has management and director experience with operations and management of public companies and business experience in the energy and extractive industries. Mr. Whitham's experience with companies in the energy and extractive industries provides the Board with a unique perspective into these industries, within which our industrial sales customers operate.

        Robert P. Jornayvaz III has served as our Executive Chairman of the Board since May 2010 and as our President and Chief Executive Officer since August 2014. Mr. Jornayvaz served as our Chairman of the Board and Chief Executive Officer from our formation in 2007 until May 2010. Mr. Jornayvaz served, directly or indirectly, as a manager of our predecessor, Intrepid Mining LLC, from 2000 until its dissolution at the time of our initial public offering, or IPO, in 2008. Mr. Jornayvaz is the sole owner of Intrepid Production Corporation. Mr. Jornayvaz and Intrepid Production Corporation together own 14.9% of our common stock as of March 31, 2018.

        Mr. Jornayvaz has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, and experience in extractive and commodities businesses. As our current Chief Executive Officer, Mr. Jornayvaz is especially familiar with our operations and industry.

        Hugh E. Harvey, Jr. has served as our Executive Vice Chairman of the Board since May 2010 and as a member of our Board since our formation in 2007. From 2007 to 2010, Mr. Harvey served in various management roles for us, including Chief Technology Officer, Chief Operating Officer, and Executive Vice President of Technology. Mr. Harvey served, directly or indirectly, as a manager of Intrepid Mining from 2000 until its dissolution at the time of our IPO in 2008. Mr. Harvey is sole owner of Harvey Operating and Production Company. Mr. Harvey and Harvey Operating and Production Company together own 9.2% of our common stock as of March 31, 2018.

        Mr. Harvey has management experience with us and our predecessor company, over 15 years of experience in the potash mining industry, over 30 years of experience in the oil and gas industry, a unique combination of mining, mineral processing, drilling, field operations, and economic evaluation experience, and engineering and operational experience in extractive industries.

Recommendation of our Board of Directors

        Our Board recommends a vote "for" each Class I director nominee.    Proxies will be voted in favor of each nominee unless you specify otherwise in your proxy.

Proposal 2—Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2018

        The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the year ending December 31, 2018, and our Board is asking stockholders to ratify this selection. Stockholder approval or ratification is not required to appoint KPMG; however, our Board believes that submitting the appointment of KPMG to stockholders for ratification is good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG. If the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that a change would be in the best interest of Intrepid and our stockholders.

        In selecting KPMG, the Audit Committee considered several factors, including the following:

  •
  The Audit Committee's and management's assessments of KPMG's performance

  •
  KPMG's independence and integrity

  •
  KPMG's fees and the quality of services provided to us

        KPMG has served as our independent registered public accounting firm since 2007. To our knowledge, neither KPMG nor any of its members has any direct or material indirect financial interest in Intrepid or any connection with Intrepid in any capacity other than as independent public accountants. A representative of KPMG is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        We paid the following fees to KPMG for the audit of our consolidated financial statements and for other services provided in the years ended December 31, 2017, and 2016. These services and fees were approved by the Audit Committee pursuant to the pre-approval policy and procedures set forth below.

	2017	2016
Audit Fees	$728,446	$787,231
Audit-Related Fees	$250,000	—
Tax Fees	$42,837	—
All Other Fees	—	—

Total Fees	$1,021,283	$787,231

        Audit fees include fees associated with the annual audit of our consolidated financial statements and internal control over financial reporting; the review of our periodic reports; accounting consultations; services related to, or required by, statute or regulation, such as consents; and other audit services related to SEC and other regulatory filings. Audit-related fees represent fees for comfort letters associated with our at-the-market offering program. Tax fees represent fees for tax consulting services. The Audit Committee has concluded that the provision of these non-audit services is compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Policy and Procedures

        Under its charter, the Audit Committee is responsible for approving the fees and any other significant compensation paid to our independent accountants and pre-approving any non-audit services to be performed by our independent accountants. The pre-approval requirement may be waived only if the non-audit services meet a de minimis exception allowed by law. In carrying out this responsibility, the Audit Committee follows the following general procedures for the preapproval of non-audit services:

  •
  If applicable, each year the Audit Committee reviews and pre-approves a schedule of the proposed non-audit services and estimated fees to be provided by the independent accountants during the next annual audit cycle.

  •
  Actual amounts paid to the independent accountants are monitored by management and reported to the Audit Committee.

  •
  Any non-audit services proposed to be provided by the independent accountants and the related fees that have not been pre-approved during the annual review by the Audit Committee must be pre-approved by the Audit Committee in advance of any work performed (unless the services meet the de minimis exception allowed by law).

  •
  Incremental fees for previously approved non-audit services that are expected to exceed the previously approved fee estimate must also be pre-approved by the Audit Committee.

Recommendation of our Board of Directors

        Our Board recommends a vote "for" Proposal 2.    Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

Proposal 3—Advisory Vote to Approve Executive Compensation

        We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal is often called a "say-on-pay" vote. We encourage you to read the Compensation Discussion and Analysis, or CD&A, section of this proxy statement and the summary compensation and other tables that follow the

CD&A. These sections provide information about our compensation objectives, the design and operation of our executive compensation program, and the 2017 compensation of our executives.

        We are asking stockholders to approve the following non-binding resolution:

    RESOLVED, that the compensation paid to Intrepid's executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and related narrative discussions, is hereby APPROVED.

        The say-on-pay vote gives our stockholders the opportunity to express their views on the compensation of our executives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executives and the principles, policies, and practices described in this proxy statement. As an advisory vote, the outcome of the vote is not binding on us, our Board, or the Compensation Committee. Our Board and Compensation Committee expect to consider the outcome of the vote when making future executive compensation decisions. At our 2017 annual meeting, our stockholders expressed support for the compensation of our executives, with 97% of the votes cast for advisory approval of our executive compensation.

        At our 2017 annual meeting, our stockholders supported, on an advisory basis, holding the say-on-pay vote on an annual basis. After the 2017 annual meeting and taking into account stockholder support for an annual say-on-pay vote, our Board determined to hold the say-on-pay vote annually. Accordingly, the next say-on-pay vote will occur at our 2018 annual meeting. The next advisory vote on the frequency for the say-on-pay vote will occur at our 2023 annual meeting.

Recommendation of our Board of Directors

        Our Board recommends a vote "for" Proposal 3. Proxies will be voted in favor of the proposal unless you specify otherwise in your proxy.

Corporate Governance

Director Independence

        Our Board is comprised of a majority of independent directors. Our Board has determined that each of Terry Considine, Chris A. Elliott, J. Landis Martin, and Barth E. Whitham is an independent director under the rules of the SEC and NYSE and does not have any material relationship with us other than his position as a director and stockholder. In making these determinations, our Board considered past employment, remuneration, and all other relationships with Intrepid, as well as the specific independence tests set forth in the NYSE's director independence rules. Our Board also considered the relationships described below among directors and in each case concluded that the relationship did not compromise the director's independence:

  •
  Messrs. Martin and Considine—Each of Messrs. Jornayvaz, Harvey, and Considine has an investment in an investment fund controlled by Mr. Martin. Our Board considered among other things that each of these investments constitutes less than 1% of the total amount of the fund.

  •
  Messrs. Considine and Whitham—Each of Messrs. Jornayvaz, Considine, and Whitham has made investments in real estate investment companies managed and controlled by Mr. Considine's son. Our Board considered among other things the size and characteristics of each of these investments.

        As employees of Intrepid, Messrs. Jornayvaz and Harvey are not considered independent directors under SEC and NYSE rules.

Board Leadership Structure

        Our Board has appointed Mr. Jornayvaz to serve as both our Executive Chairman of the Board and our Chief Executive Officer. Our Board believes that Mr. Jornayvaz is best situated to serve as Chairman of the Board because he is the director most familiar with our business and industry and is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. We believe that independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight, and expertise from outside the company and from different industries, while Mr. Jornayvaz brings company- and industry-specific experience and expertise. In addition, Mr. Jornayvaz is our largest stockholder, with beneficial ownership of 14.9% of our outstanding common stock as of March 31, 2018. Consequently, Mr. Jornayvaz's interests are generally aligned with the interests of our other stockholders.

        Our Board believes that the combined role of Chairman of the Board and Chief Executive Officer, coupled with an independent lead director, promotes strategy development and execution and facilitates information flow between management and our Board, each of which is essential to effective corporate governance. One of the key responsibilities of our Board is to develop strategic direction and to hold management accountable for the execution of strategy once it is developed. Our Board believes the combined role of Chairman of the Board and Chief Executive Officer, supported by an independent lead director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Independent Lead Director

        Our Board has selected Mr. Martin to serve as independent lead director. Our lead director has the following responsibilities:

  •
  Serves as the principal liaison between non-management directors and the Executive Chairman and between the Board and our stockholders

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  Presides over regularly scheduled executive sessions of non-management directors and meetings of independent directors

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  Presides at all Board meetings at which the Executive Chairman is not present

  •
  Together with the Executive Chairman, approves meeting agendas for the Board and reviews any materials, as so desired by the lead director, that will be distributed to the Board; the lead director also may request that additional materials be distributed to the Board

  •
  Approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items

  •
  At his discretion, calls meetings of the non-management or independent directors

  •
  If requested by major stockholders, ensures that he is available for consultation and direct communication

  •
  Performs any other duties as may from time to time be delegated to the lead director by the Board

Risk Management

        We are exposed to a number of risks, and we annually undertake a risk management review to identify and evaluate risks throughout our company and to develop plans to manage these risks effectively. We have established an enterprise risk management program to assist in this process. Our Executive Vice President is directly responsible for our risk management functions, and, in this role, he periodically updates the Board regarding ongoing assessment and mitigation of our risks and works closely with members of senior management, mine general managers, and others within Intrepid to identify and design programs or procedures to mitigate potential risks where possible. We also have established a compliance program, including our Code of Business Conduct and Ethics and ancillary statements and policies, and have appointed a Chief Compliance Officer to manage the compliance program. In this capacity, our Chief Compliance Officer reports directly to the Audit Committee.

        Our Board has an active role, as a whole and at its committee level, in overseeing management of our risks. Our Board oversees management of risks associated with operations, environmental, health, and safety. The Audit Committee oversees the management of accounting, financial reporting, and financial risks and the management of our compliance program. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Governance Committee manages risks associated with director independence and potential conflicts of interest. While each standing Board committee is responsible for overseeing the management of risks relating to its area of oversight, the entire Board is regularly informed about these risks through committee meeting attendance or committee reports.

        We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Communication with Directors

        Stockholders and other interested parties who wish to communicate with our Board, including our independent or non-management directors as a group, our lead director, or any other individual director, may do so by submitting a written communication to our lead director at the following address:

Lead Director
c/o Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

        Communications can be made anonymously and confidentially using this method. A copy of communications will be forwarded to our legal counsel and retained for a reasonable period of time. Our lead director may discuss these communications with our legal counsel, independent advisors, non-management directors, or management and may take other action or no action as he determines in good faith, using reasonable judgment and discretion.

        The Audit Committee oversees our procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters. We have established a website and telephone number for employees and others to use to report, on a confidential and anonymous basis if desired, any concerns regarding questionable accounting, internal accounting controls, or auditing matters.

Stock Ownership Guidelines

        We believe that stock ownership by our directors and executives better aligns their interests with the interests of our other stockholders. Our Board has established stock ownership guidelines that encourage these individuals to own meaningful amounts of our common stock. Each covered individual is expected to own Intrepid common stock with a value at least equal to a specified multiple of his or her then-current annual salary or annual cash retainer, subject to a phase-in period. Ownership value is measured based on the greater of market or acquisition value. After the phase-in period, the individual may not enter into any transaction (including a sale of shares received through equity incentive awards) that would result in non-compliance, excluding the withholding of shares to cover taxes due upon the vesting of an award. In addition, during any period of noncompliance, the individual is expected to retain ownership of at least 50% of the total number of shares received from the exercise of stock options, excluding any shares withheld to cover taxes and any shares sold or netted to pay the exercise price, until the ownership level has been achieved. The Compensation Committee may waive these guidelines if compliance would place a severe hardship on an individual. All of our directors and executives are in compliance with the stock ownership guidelines or are within the applicable phase-in period.

        The table below summarizes our stock ownership guidelines:

Individual	Multiple of Annual Salary (or Cash Retainer for Directors)	Phase-In Period
Chief Executive Officer	6	5 years after first becoming CEO
Other Section 16 officers	2	5 years after first becoming subject to the guidelines
Nonemployee directors	5	5 years after first becoming a director

        Mr. Jornayvaz, our Executive Chairman, President, and Chief Executive Officer, is our largest stockholder, with beneficial ownership of 14.9% of our outstanding common stock as of March 31, 2018. Mr. Jornayvaz's ownership is well over the amount required under our stock ownership guidelines and includes approximately 6.4 million shares that Mr. Jornayvaz purchased throughout 2017 in open market purchases and a registered public equity offering.

Insider Trading Policy and Hedging and Pledging Transactions

        Our directors and executives are subject to various trading restrictions under our insider trading policy. These individuals may enter into transactions involving our securities only during regular quarterly trading periods and must receive our permission before entering into these transactions. Derivative transactions may allow a person to own our securities without the full risks and rewards of ownership and, as a result, the person may no longer have the same objectives as other holders of our securities. Accordingly, we approve transactions in derivative securities only when they do not involve this risk. Directors and executives are prohibited from engaging in short sales relating to our securities. They are also prohibited from pledging our securities as collateral for a loan, including holding our securities in a margin account, except under special circumstances as approved by our Chief Accounting Officer or General Counsel.

        None of our directors or executives is involved in any hedging or pledging transactions relating to our securities or owns any derivative securities relating to our stock other than equity incentive awards granted by us.

Committees and Meetings

        Our Board met nine times in 2017. Each director attended in person or by telephone all of the meetings of the Board and of each committee on which he served during 2017. While we do not have a formal policy requiring our directors to attend stockholder meetings, directors are invited and encouraged to attend all meetings of stockholders. All of our directors attended our 2017 annual meeting. Our independent and non-management directors meet regularly in executive session without management present. Mr. Martin, our lead independent director, presides over executive sessions.

        Our Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Strategy Committee. Each of these committees is comprised solely of independent directors. The charters for the Audit Committee, Governance Committee, and Compensation Committee are available on our website at intrepidpotash.com. Each of these committees meets regularly in executive session without management present.

        The following table sets forth the chairperson and members of each committee and the number of meetings held in 2017.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
Terry Considine	X	X	Chair	X
Chris A. Elliott	X	X	X	Chair
J. Landis Martin	Chair	X	X	X
Barth E. Whitham	X	Chair	X	X
Number of Meetings in 2017	8	5	4	2

Audit Committee

        The Audit Committee assists the Board in fulfilling its responsibilities to us and our stockholders relating to the accounting and financial reporting processes and the audit of our financial statements. The Audit Committee oversees management's processes and activities related to maintaining the reliability and integrity of our accounting policies, financial reporting practices, and financial statements; the assessment of the independent registered public accounting firm's qualifications and independence; and compliance with laws and regulations and the requirements of the NYSE. The Audit Committee is solely responsible for the engagement and discharge of our independent registered public accounting firm and reviews the quarterly and annual financial results. The Audit Committee reviews the audit plan and the results of the audit with the independent registered public accounting firm and reviews its independence, the range of audit fees, the scope and adequacy of our system of internal accounting controls, and our risk management policies. The Audit Committee also has oversight responsibility for our internal audit function. Our Director of Internal Audit reports directly to the Audit Committee.

        Our Audit Committee members are prohibited from serving on more than two other audit committees of public companies.

        Our Board has determined that each member of the Audit Committee is financially literate in accordance with the rules of the NYSE and is independent under the NYSE's director independence standards. In addition, the Board has determined that each of Messrs. Martin, Considine, and Whitham qualifies as an "audit committee financial expert" as defined by SEC rules.

Compensation Committee

        The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of our executives; administers our equity incentive plans; and has overall responsibility for evaluating and approving (or recommending for approval to the Board) all compensation plans, policies, and programs that affect our executives. You can find more information about the Compensation Committee's role in setting executive compensation below under the heading "Compensation Discussion and Analysis." The Compensation Committee may form and delegate responsibility to subcommittees as it deems necessary or appropriate; provided that any subcommittee must meet all applicable independence requirements. In addition, the Compensation Committee may not delegate to persons other than independent directors.

        Our Board has determined that each member of the Compensation Committee is independent under the NYSE's director independence standards.

Nominating and Corporate Governance Committee

        The Governance Committee reviews the overall composition of our Board, identifies individuals qualified to become members of our Board, and recommends to our Board the director nominees for the next annual meeting. The Governance Committee also oversees the evaluation of our Board and management succession plans, reviews from time to time our policies and practices on corporate governance including our Corporate Governance Guidelines, and recommends to our Board any changes it deems necessary. Additionally, the Governance Committee is responsible for the periodic review and recommendation to the Board of our director compensation structure.

        Our Board has determined that each member of the Governance Committee is independent under the NYSE's director independence standards.

Strategy Committee

        The Strategy Committee assists the Board in fulfilling its oversight responsibilities relating to our long-term strategy and strategic initiatives. Our Board has determined that each member of the Strategy Committee is independent under the NYSE's director independence standards.

Director Designation and Voting Agreement

        Intrepid, Intrepid Production Corporation (or IPC), and Harvey Operating and Production Company (or HOPCO) are parties to a Director Designation and Voting Agreement that was entered into in 2008. Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. IPC and Mr. Jornayvaz beneficially own 14.9%, and HOPCO and Mr. Harvey beneficially own 9.2%, of our outstanding common stock as of March 31, 2018. Under this agreement, each of IPC and HOPCO has agreed to designate one candidate for nomination and election to our Board and to vote their shares in favor of the other's candidate. We have agreed to use our best efforts to ensure that the designees are included in the slate of nominees to the Board and recommended for election. We have also agreed to not take any action to change the size of the Board to exceed seven members, without the prior consent of IPC and HOPCO, subject to any limitations imposed by the rules of the NYSE. The directors currently serving on our Board under this agreement are Mr. Jornayvaz (nominated by IPC) and Mr. Harvey (nominated by HOPCO). Each of Messrs. Jornayvaz and Harvey is serving as a Class III director for a term that expires at our 2020 annual meeting.

        Each of IPC and HOPCO has also agreed, except in the case of a transfer to each other or their affiliates or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of the shares would own, directly or indirectly, 5% or more of our outstanding common stock. The rights and obligations under this agreement are not transferable upon sale or other transfer of common stock by IPC or HOPCO except to any affiliate of IPC or HOPCO. The agreement will terminate with respect to either stockholder party and its affiliates when their collective beneficial ownership falls below 5% of our outstanding common stock.

        Other than the Director Designation and Voting Agreement, there are no arrangements or understandings between any director and any other person pursuant to which that director was or is to be elected.

Governance-Related Materials

        You can find copies of our governance-related materials, including our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the charters of the Audit Committee, Governance Committee, and Compensation Committee, in the investor relations section of our website at intrepidpotash.com. Copies of these materials also are available in print to any stockholder who requests them by sending a written request to the following address:

Corporate Secretary
Intrepid Potash, Inc.
707 17th Street, Suite 4200
Denver, CO 80202

 Compensation Committee Interlocks and Insider Participation

        During 2017, Messrs. Whitham, Considine, Elliott, and Martin served on our Compensation Committee. None of our executive officers currently serves, or served during 2017, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of Intrepid.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2017.

The Compensation Committee

Barth E. Whitham, Chairman
Terry Considine
Chris A. Elliott
J. Landis Martin

Compensation Discussion and Analysis

        This CD&A describes our executive compensation program as it relates to the following individuals:

  •
  Robert P. Jornayvaz III—Executive Chairman of the Board, President, and Chief Executive Officer

  •
  James N. Whyte—Executive Vice President

  •
  Margaret E. McCandless—Vice President, General Counsel, and Secretary

  •
  Mark A. McDonald—Vice President of Sales and Marketing

  •
  Joseph G. Montoya—Vice President and Chief Accounting Officer

  •
  Brian D. Frantz—Former Senior Vice President and Chief Accounting Officer

  •
  Jeffrey C. Blair—Former Vice President of Sales and Marketing

        When we refer to our "executives" throughout this proxy statement, we mean the seven individuals named above. Mr. Jornayvaz serves as our principal executive officer for SEC purposes. Mr. Montoya has served as our principal financial officer and principal accounting officer for SEC purposes since April 2017. Mr. Frantz previously served in these roles until April 2017.

Executive Summary

Objectives of Executive Compensation Program

        The primary objectives of our executive compensation program are three-fold:

  •
  Provide compensation opportunities that attract, retain, motivate, and reward talented executives

  •
  Emphasize pay for performance by linking a meaningful portion of compensation to performance

  •
  Encourage stock ownership to align executives' interests with the interests of our other stockholders

2017 Performance

        Our 2017 financial results reflected a transitional and potentially stabilizing year for Intrepid. Our net loss for 2017 improved to $22.9 million from $66.6 million for 2016 due to an increase in potash pricing, a decrease in cost of goods sold primarily resulting from our shift in mid-2016 to lower-cost solar-only potash production, and an increase in water and by-product sales. We also increased sales volume for our specialty Trio® product as we expanded our marketing reach domestically and internationally, although pricing for this product continued to be pressured throughout 2017. Our stock price increased from $2.08 to $4.76, or 129%, during 2017.

        You can find more information about our 2017 financial and operating performance in our Annual Report on Form 10-K for the year ended December 31, 2017.

2017 Executive Compensation Summary

        Below is a summary of the key features of our 2017 executive compensation program. These items are discussed in more detail later in this CD&A.

  •
  CEO Compensation—Mr. Jornayvaz's base salary remained at $50,000 for the second year in a row. Mr. Jornayvaz did not have a 2017 bonus opportunity, and the majority of his compensation was equity-based with a majority contingent on an increase in our stock price. The purpose of this compensation structure was to tie Mr. Jornayvaz's compensation to our longer-term stockholder value and to conserve cash.

    Mr. Jornayvaz's 2017 equity awards consisted of stock options and restricted stock, the majority of which were performance-based. The awards vest over three years subject to continuous service; provided, however, that all of the stock options and one-third of the restricted stock contain a second, performance-based vesting trigger that required the volume-weighted average closing price of our stock for 20 trading days during the five-year period after the grant date to equal or exceed $3.44 (a 50% increase from the grant price of $2.29). Our stock price met this threshold in August 2017. Our stock price increased from $2.08 to $4.76, or 129%, during 2017.

    The increase in Mr. Jornayvaz's total compensation from 2016 to 2017 consisted primarily of the value of performance-based equity awards, as described above. In 2016, nearly all of Mr. Jornayvaz's total compensation was also granted in the form of performance-based equity awards that were contingent on our stock price increasing by 100% within five years following the grant date. Our stock price met this threshold in June 2017. Further, over 90% of Mr. Jornayvaz's total compensation for 2015 was granted in the form of performance-based equity tied to the compound annual growth rate of our stock. This award was forfeited as our stock price did not meet the required vesting thresholds.

    The total value of Mr. Jornayvaz's 2017 compensation was below the median of market data that were reviewed in mid-2016. The market data were not refreshed before 2017 compensation decisions were made because our size was not materially different than at the time the 2016 data were compiled. In addition, the Compensation Committee considered the market data for context only as we do not generally target a specific percentile in compensation decisions.

    Mr. Jornayvaz is our largest stockholder, with beneficial ownership of 14.9% of our outstanding common stock as of March 31, 2018. During 2017, Mr. Jornayvaz invested over $7.5 million into Intrepid through his purchase of approximately 6.4 million shares of our common stock in open market purchases and a registered public equity offering, as described under the heading "Certain Relationships and Related-Person Transactions."

  •
  Salary Restorations and Increases—In January 2016, we implemented various cost-saving initiatives to better align our cost structure with the then-current business environment. As part of these changes, we reduced Mr. Jornayvaz's salary by 50% to $50,000 and reduced the salaries for other executives at that time by 10%. During 2017, we restored and increased the salaries for executives other than Mr. Jornayvaz based on individual performance and our improved financial condition.

  •
  No Annual Cash Bonus Program—For the third year in a row, as part of a continuing effort to conserve cash during a challenging business cycle, we did not provide an annual cash bonus program for executives for 2017.

  •
  Equity Awards to Motivate and Retain Executives—In June 2017, we granted restricted stock and stock options to our executives. The awards vest over three years subject to continuous service. A portion of Mr. Jornayvaz's equity awards contains a second, performance-based vesting trigger as described above.

Pay for Performance

        We emphasize pay for performance in several ways:

Impact of 2017 Say-on-Pay Advisory Vote

        At our 2017 annual meeting, stockholders expressed support for the compensation of our executives, with 97% of the votes cast for advisory approval of our executive compensation. While the Compensation

Committee has considered the results of the 2017 advisory vote, it did not make any changes to our executive compensation program or policies as a result of the vote in light of the solid stockholder support.

Elements of Executive Compensation

Salary

  •
  Base salary provides a fixed amount of pay for an executive's primary duties and responsibilities.

  •
  Salaries are reviewed periodically based on market competitiveness, individual performance, and the health of our business.

Long-Term Equity Awards

  •
  Equity awards encourage retention and better align management interests with the interests of our other stockholders.

  •
  For 2017, we granted to Mr. Jornayvaz a combination of stock options and restricted stock, the majority of which contained a performance-based vesting condition. Grants to other executives consisted of stock options and restricted stock with service-based vesting.

Annual Cash Bonus

  •
  For the third year in a row, as part of a continuing effort to conserve cash during a challenging business cycle, we did not provide an annual cash bonus program for executives for 2017.

  •
  Historically, our annual bonus programs were designed to incentivize the achievement of near-term financial, operational, and individual goals.

  •
  When granted, target bonus amounts are reviewed annually based on market competitiveness and individual performance, and potential payouts vary based on corporate and individual performance.

Employee Benefits

  •
  We provide health and wellness benefits that are generally consistent with the benefits provided to our other employees and with benefits provided by other companies of our size.

  •
  These benefits include basic health, life, and disability insurance and 401(k) benefits. Executives are also entitled to the payment or reimbursement of supplemental long-term disability insurance premiums.

Perquisites

  •
  We provide limited perquisites that are designed to keep our executives in good health and that are generally consistent with the benefits provided by other companies of our size.

  •
  Executives are eligible for a gym membership allowance and paid parking or mass transit, which are benefits that are generally consistent with the benefits provided to other Denver-based employees. Executives are also eligible for an executive physical reimbursement.

Change-in-Control Benefits

  •
  Change-in-control benefits are designed to preserve executive productivity and encourage retention in an actual or potential change in control.

  •
  These benefits are tailored to our company and are generally competitive with benefits offered by similarly situated companies.

Role of the Compensation Committee, Compensation Consultants, and Management

        The Compensation Committee retains Frederic W. Cook & Co., Inc., or F.W. Cook, as its independent compensation consultant. F.W. Cook periodically collects and analyzes market data to provide a competitive reference on pay levels, structure, and performance alignment for executives and directors. F.W. Cook may also advise the Compensation Committee on other executive and director compensation matters and general compensation trends.

        Outside of its role as independent compensation consultant, F.W. Cook does not provide any other services to us or our management and does not have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of F.W. Cook and concluded that its work does not raise any conflicts of interest.

        While market data provided by an independent compensation consultant can be a useful guide in setting executive compensation, the Compensation Committee believes that a successful compensation program also requires that the Compensation Committee apply its own judgment and subjective determination to reconcile the program's objectives with the realities of rewarding and retaining our executives and to measure the individual performance of our executives. In this regard, the Compensation Committee asks Mr. Jornayvaz to make recommendations about the compensation to be paid to executives. While the Compensation Committee is solely responsible for the appointment of the independent compensation consultant and for approving executive compensation, management supports the work of the Compensation Committee and the independent compensation consultant. In addition, at the request of the Compensation Committee, members of management meet periodically with the Compensation Committee regarding the design of our compensation programs and other compensation matters. The members of the Compensation Committee meet regularly in executive sessions outside the presence of management.

Role of Peer Groups

        In setting executive compensation, the Compensation Committee may review market data collected by F.W. Cook from time to time. Market data collected in 2016 were taken into account in setting 2017 executive compensation for Mr. Jornayvaz.

        In mid-2016, F.W. Cook collected market data consisting of information about the compensation paid to executives at our peer companies, as reported in these companies' proxy statements. The market data were not refreshed before 2017 compensation decisions were made because our size was not materially different than at the time the 2016 data were compiled. In addition, the Compensation Committee considered the market data for context only as we do not generally target a specific percentile in compensation decisions.

        With respect to the market data collected in mid-2016, our peer group was made up of publicly traded, natural resource companies based in the U.S. that generally had revenues and market capitalizations ranging from about 0.25 times to 4.0 times our revenue and market capitalization at the time the data were collected. Our peer group consisted of the following companies:

Approach Resources Inc.	EXCO Resources, Inc.
Bill Barrett Corporation	Jones Energy, Inc.
Chase Corporation	Niska Gas Storage Partners LLC
Clayton Williams Energy, Inc.	Petroquest Energy, Inc.
Coeur d'Alene Mines Corporation	Resolute Energy Corporation
Comstock Resources, Inc.	Thompson Creek Metals Company Inc.
Contango Oil & Gas Co.	Warren Resources, Inc.

        This is the same peer group that we used in 2016.

2017 Compensation Decisions

Salary

        In January 2016, we implemented various cost-saving initiatives to better align our cost structure with the then-current business environment. As part of these changes, we reduced Mr. Jornayvaz's salary by 50% to $50,000 and reduced the salaries of our other executives at that time by 10%. During 2017, as our financial condition began to improve, the Compensation Committee approved increases to executive salaries to restore them to their levels before the 2016 reductions, to reflect promotions during the year, or to reward positive individual performance, as follows:

Name	Base Salary at the End of 2016*	Base Salary at the End of 2017**	Reason for Increase
Robert P. Jornayvaz III	$50,000	$50,000	—
James N. Whyte	$247,500	$275,000	Salary restoration
Margaret E. McCandless	$194,305	$235,520	Salary restoration and individual performance
Mark A. McDonald	$195,000	$195,000	—
Joseph G. Montoya	$200,000	$250,000	Individual performance
Brian D. Frantz	$225,000	$225,000	—
Jeffrey C. Blair	$197,618	$226,000	Individual performance

*
For each of Messrs. McDonald and Montoya, this column shows the salary approved in connection with his promotion to an executive officer in November 2017 and April 2017, respectively.

**
For each of Messrs. Frantz and Blair, this column shows the salary at the time he resigned from Intrepid in April 2017 and November 2017, respectively.

        In November 2017, we promoted Mr. McDonald to Vice President of Sales and Marketing, an executive officer position. Mr. McDonald previously served as our Director of US Agricultural and Feed Sales. As part of this promotion, Mr. McDonald's salary was set at $195,000 taking into account the recommendation of Mr. Jornayvaz based on Mr. McDonald's individual experience and role.

        In April 2017, we promoted Mr. Montoya to Vice President and Chief Accounting Officer, an executive officer position. Mr. Montoya previously served as our Corporate Controller. As part of this promotion, Mr. Montoya's salary was set at $200,000 taking into account the recommendation of Mr. Jornayvaz based on Mr. Montoya's individual experience and role.

Cash Bonuses

        For the third year in a row, we did not provide an annual cash bonus program for 2017 for executives as part of a continuing effort to conserve cash during a challenging business cycle.

        Taking into account the recommendation of Mr. Jornayvaz, in June 2017 the Compensation Committee granted to Mr. Whyte a one-time cash bonus of $75,000 in recognition of his successful leadership in the areas of water sales, property and casualty insurance, and facilities management.

        In December 2017, we paid a year-end cash bonus of $500, and a related tax reimbursement, to each employee of Intrepid as an acknowledgement of employees' contributions towards our meeting our goal of favorable interest-rate pricing under our senior notes six months ahead of schedule. Each of our executives at the time of the bonus received this bonus and related tax reimbursement.

Long-Term Equity Awards

        In June 2017, we granted equity awards to our executives under our Equity Incentive Plan. Our Equity Incentive Plan is designed to provide long-term incentive awards to attract, retain, and motivate eligible employees, directors, and consultants and to align their interests with the interests of our stockholders.

        The equity awards granted to Mr. Jornayvaz took the form of restricted stock and stock options that vest in three equal annual installments beginning on June 4, 2018, subject to Mr. Jornayvaz's continued employment with us; provided, however, that one-third of the restricted stock and all of the stock options contain a second, performance-based vesting trigger that required the volume-weighted average closing price of our stock for 20 trading days to equal or exceed $3.44 (a 50% increase from the grant price of $2.29) before June 4, 2022. Our stock price met this threshold in August 2017. Therefore, the performance condition has been met and all of the awards are now only subject to three-year time vesting. The awards also vest in the event of death, disability, or a qualifying change in control.

        The value and vesting terms of the awards granted to Mr. Jornayvaz were set based on negotiations between Mr. Jornayvaz and Mr. Whitham, as chair of the Compensation Committee, and took into account input from F.W. Cook. Mr. Jornayvaz's total compensation value for 2017 was below the median of market data collected in mid-2016. In addition, a larger portion of Mr. Jornayvaz's total compensation for 2017 was provided in the form of long-term equity with performance risk as compared to our peer group as to further align with stockholders and emphasize our pay-for-performance program.

        The equity awards to Messrs. Whyte, Montoya, and Blair and Ms. McCandless were granted in the form of restricted stock and stock options. As Mr. McDonald was not an executive at the time of grant, his equity award was granted in the form of restricted stock consistent with awards to other non-executive grantees. All of these awards vest in three equal annual installments beginning on June 4, 2018, subject to the executive's continued employment with us. The awards also vest in the event of death, disability, or a change in control (followed by a qualifying employment termination event in the case of Ms. McCandless and Messrs. McDonald and Montoya). Mr. Blair forfeited his 2017 equity awards upon his resignation in November 2017.

        The value of the awards granted to Messrs. Whyte, McDonald, Montoya, and Blair and Ms. McCandless was set using a target percentage of salary based on pay grade and in some cases based on an adjustment recommended by Mr. Jornayvaz. The target award was 40% of annual base salary for Messrs. Whyte and Blair and Ms. McCandless and 20% for Messrs. McDonald and Montoya. Mr. Whyte also received an additional restricted stock award in excess of his target percentage valued at approximately $267,000 based on the recommendation of Mr. Jornayvaz due to the additional operating responsibilities Mr. Whyte had assumed and his high level of long-term performance for Intrepid.

        We believe the combination of restricted stock and stock options provides additional balance to our equity program. Both restricted stock and stock options increase in value as the value of our stock increases; however, stock options provide benefit to the executive only if the value of our stock increases from the date of grant, while restricted stock has inherent value even if the value of our stock remains stable. We believe this supports the retentive and incentive purposes of the awards.

        We did not grant any equity awards to Mr. Frantz in 2017.

Employee Benefits

        Our employees, including executives, are eligible for various employee benefits, including medical and dental insurance, group life insurance, accidental death and disability insurance, health and dependent care flexible spending accounts, a 401(k) plan, and paid time off. We generally match 100% of an employee's 401(k) deferrals up to a specified percentage of compensation or as limited by law. In addition, executives are entitled to the payment or reimbursement of supplemental long-term disability insurance premiums.

        These benefits are generally consistent with the benefits provided by other companies of our size and help us remain competitive in attracting and retaining our executive talent.

Perquisites

        Our executives are eligible for a gym membership allowance and paid parking or mass transit. These benefits are generally consistent with the benefits we provide to all of our Denver-based employees. Executives are also eligible for a reimbursement for regular physical examinations. We believe that these benefits are appropriate and help us retain and reward our executive talent. We also believe that it is in our best interests for our executives and other employees to be in good health.

Change-in-Control Benefits

        Our executives are entitled to change-in-control severance benefits under individual change-in-control severance agreements or our broad-based severance policy. These benefits are intended to meet the following objectives:

  •
  To reduce the distraction of the executives that would result from the personal uncertainties caused by a change in control

  •
  To encourage the executives' full attention and dedication to us during a change in control

  •
  To provide the executives with compensation and benefit arrangements upon a change in control that are competitive with those of similarly situated companies

  •
  To retain key talent

        We tailored these arrangements to provide a mix of benefits that we believe support the objectives described above. All cash severance is "double-trigger," meaning that cash severance will be paid to an executive only if he or she has a qualifying employment termination event within 24 months after the change in control (or within six months for Ms. McCandless and Messrs. McDonald and Montoya). In general, the cash severance amount equals two times the executive's salary plus bonus at the time of termination (or one times salary plus bonus for Ms. McCandless and Messrs. McDonald and Montoya). In addition, these arrangements provide that unvested equity awards will vest immediately upon a change in control (or upon a qualifying employment termination within six months after a change in control for Ms. McCandless and Messrs. McDonald and Montoya). We did not make any changes to the change-in-control benefits for our executives in 2017. You can find more information about potential change-in-control benefit amounts below under the heading "Termination and Change-in-Control Payments."

Noncompetition Agreements

        We have entered into noncompetition agreements with our executives. Mr. Jornayvaz has a noncompetition provision in his employment agreement, as described below under the heading "Employment Agreement with Robert P. Jornayvaz III." Our other executives each have entered into an agreement that provides generally that, if the executive voluntarily leaves Intrepid or is terminated for cause, for a period of six months after termination, he or she will not solicit our employees or work for a customer or competitor of Intrepid.

Accounting Impact and Tax Deductibility of Compensation

        We periodically consider the projected accounting and tax impacts of material elements of our executive compensation program. These factors alone rarely drive compensation decisions, but rather they are considered along with other factors such as the cash and non-cash impact of the program and whether the program is consistent with our compensation objectives.

        Section 162(m) generally provides that a publicly held corporation may not deduct in any one taxable year compensation of more than $1 million to its chief executive officer, chief financial officer, and three other most highly compensated executive officers employed at the end of the year, unless certain specific and detailed criteria are satisfied. Legislation signed into law in December 2017 ("Tax Reform"), however, expanded the number of individuals covered by the Section 162(m) deductibility limit and repealed the exception for performance-based compensation, effective for taxable years beginning after December 31, 2017. As a result of the Tax Reform, compensation paid to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

        While we may consider deductibility as one factor in determining executive compensation, in some cases we may decide that it is not possible to satisfy the requirements of Section 162(m) and still meet our compensation needs. In some circumstances, compensation that we pay may not satisfy the requirements for deductibility under Section 162(m). Accordingly, we may pay compensation in excess of the Section 162(m) limitation.

Executive Compensation

2017 Summary Compensation Table

        The following table sets forth the total compensation earned for services rendered during the years shown by our principal executive officer, principal financial officer, and three other most highly compensated executive officers as of December 31, 2017, as well as our former principal financial officer and one other former executive officer.

Name and Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)	All Other Compensation (g)	Total (h)
Robert P. Jornayvaz III	2017	$50,000	$500	$1,427,872	$703,766	$3,694	$2,185,832
Executive Chairman of	2016	$51,923	—	$419,000	$388,000	$2,173	$861,096
the Board, President, and	2015	$100,000	—	$2,616,798	—	$135,585	$2,852,383
Chief Executive Officer
James N. Whyte	2017	$267,339	$75,500	$321,795	$53,380	$18,385	$736,399
Executive Vice President	2016	$243,798	—	$177,449	$135,700	$12,756	$569,703
	2015	$275,000	—	$206,246	—	$26,414	$507,660
Margaret E. McCandless	2017	$228,191	$500	$47,103	$45,717	$11,550	$333,061
Vice President, General
Counsel, and Secretary
Mark A. McDonald	2017	$171,305	$500	$35,891	—	$8,729	$216,425
Vice President of Sales
and Marketing
Joseph G. Montoya	2017	$211,285	$500	$29,999	$29,115	$9,992	$280,891
Vice President and Chief
Accounting Officer
Brian D. Frantz(1)	2017	$80,637	—	—	—	$3,985	$84,622
Former Senior Vice	2016	$225,962	$35,000	$186,099	$82,600	$10,604	$540,265
President and Chief	2015	$242,212	$65,000	$81,996		$18,818	$408,026
Accounting Officer
Jeffrey C. Blair(2)	2017	$220,043	—	$39,999	$38,822	$13,631	$312,495
Former Vice President of	2016	$187,429	$25,000	$156,100	$82,600	$10,123	$461,252
Sales and Marketing

(1)
Mr. Frantz resigned from Intrepid effective April 7, 2017.

(2)
Mr. Blair resigned from Intrepid effective November 28, 2017.

Bonus (Column d)

        The amounts in this column for 2017 represent discretionary cash bonuses. You can find more information about these bonuses above under the heading "Compensation Discussion and Analysis—Cash Bonuses."

Stock Awards and Option Awards (Columns e and f)

        The amounts in these columns represent the grant date fair value of awards of restricted stock and stock options. We calculated these amounts in accordance with financial statement reporting rules using the same assumptions used for financial statement reporting purposes. You can find information about the assumptions used to calculate these amounts below under the heading "Grants of Plan-Based Awards in 2017" and in Note 10 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

All Other Compensation (Column g)

        The following table describes each component of the 2017 amounts in this column:

Name	Perquisites And Other Personal Benefits(1)	Group Life Insurance Premiums	Supplemental Long-Term Disability Premiums	Intrepid Contributions to 401(k) Plan	Tax Reimbursements(2)	Total
Robert P. Jornayvaz III	$2,000	$458	—	$1,000	$236	$3,694
James N. Whyte	$6,030	$2,281	$4,514	$5,324	$236	$18,385
Margaret E. McCandless	$4,955	$2,037	$1,125	$3,141	$292	$11,550
Mark A. McDonald	$3,316	$1,551	$200	$3,426	$236	$8,729
Joseph G. Montoya	$3,597	$1,916	$702	$3,541	$236	$9,992
Brian D. Frantz	$1,685	$688	—	$1,612	—	$3,985
Jeffrey C. Blair	$7,712	$1,760	$482	$3,677	—	$13,631

(1)
These amounts represent payments for office parking or mass transit, gym membership fees, executive physicals, and/or the value of health or service awards.

(2)
These amounts represent tax reimbursements on a companywide year-end cash bonus of $500 per employee and on service awards.

Grants of Plan-Based Awards in 2017

        The following table provides information about plan-based awards granted to our executives in 2017:

Name and Award Type (a)	Grant Date (b)	Estimated Future Payouts under Equity Incentive Plan Awards— Target (#) (c)	All Other Stock Awards: Number of Shares of Stock or Units (#) (d)	All Other Option Awards: Number of Securities Underlying Options (#) (e)	Exercise or Base Price of Option Awards ($/Sh) (f)	Grant Date Fair Value of Stock and Option Awards ($) (g)
Robert P. Jornayvaz III
Restricted Stock—Performance-Based	6/4/17	213,753	—	—	—	$448,881
Stock Options—Performance-Based	6/4/17	513,698	—	—	$2.29	$703,766
Restricted Stock	6/4/17	—	427,507	—	—	$978,991
James N. Whyte
Restricted Stock	6/4/17	—	140,522	—	—	$321,795
Stock Options	6/4/17	—	—	37,671	$2.29	$53,493
Margaret E. McCandless
Restricted Stock	6/4/17	—	20,569	—	—	$47,103
Stock Options	6/4/17	—	—	32,263	$2.29	$45,813
Mark A. McDonald
Restricted Stock	6/4/17	—	15,673	—	—	$35,891
Joseph G. Montoya
Restricted Stock	6/4/17	—	13,100	—	—	$29,999
Stock Options	6/4/17	—	—	20,547	$2.29	$29,177
Jeffrey C. Blair
Restricted Stock	6/4/17	—	17,467	—	—	$39,999
Stock Options	6/4/17	—	—	27,397	$2.29	$38,904

        We did not grant any plan-based awards to Mr. Frantz in 2017.

Estimated Future Payouts under Equity Incentive Plan Awards (Column c)

        The amounts in this column represent the estimated future payouts that can occur under performance-based restricted stock and stock options granted to Mr. Jornayvaz under our Equity Incentive Plan. The awards contain only a target payout level (and do not contain any threshold or maximum payout levels).

        The awards vest in three equal annual installments beginning on June 4, 2018, subject to Mr. Jornayvaz's continued employment with us on the applicable vesting dates; provided, however, that the awards contain a second, performance-based vesting trigger that required the volume-weighted average closing price of our stock for 20 trading days during the five-year period after the grant date to equal or exceed $3.44 per share (a 50% increase from the grant price of $2.29 per share). Our stock price met this threshold in August 2017. If our stock price had not met this vesting requirement, the underlying awards would have been forfeited. You can find more information about these awards above under the heading "Compensation Discussion and Analysis."

        Under Mr. Jornayvaz's change-in-control severance agreement, his awards also vest in full upon a qualifying change in control of Intrepid. You can find more information about this agreement below under the heading "Termination and Change-in-Control Payments." In addition, the awards vest in the event of death or disability. The Compensation Committee may provide for the accelerated vesting of any award in its discretion at any time. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon a termination of service for any reason, any unvested restricted stock and stock options will be immediately forfeited.

        Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

        The option exercise price represents the market price of our common stock on the date of grant.

All Other Stock Awards, All Other Option Awards, and Option Exercise Price (Columns d, e, and f)

        The amounts in the columns entitled "All Other Stock Awards" and "All Other Option Awards" represent shares of restricted stock and stock options, respectively, granted under our Equity Incentive Plan. The awards vest in three equal annual installments beginning on June 4, 2018, subject to the executive's continued employment with us on the applicable vesting dates. The awards also vest in full upon a change in control of Intrepid (only if followed by a qualifying employment termination event for Ms. McCandless and Messrs. McDonald and Montoya). You can find more information about our change-in-control severance agreements and policy below under the heading "Termination and Change-in-Control Payments." In addition, the awards vest in the event of death or disability. The Compensation Committee may provide for the accelerated vesting of any award in its discretion at any time. Prior to vesting, the awards may not be sold, assigned, or transferred in any way, other than by will or the laws of descent and distribution.

        Except as described above, upon a termination of service for any reason, any unvested restricted stock and stock options will be immediately forfeited.

        Holders of restricted stock generally have the same voting, regular dividend, and other rights as holders of our common stock. With respect to any dividends to which holders are entitled under their award agreements, the dividend payment or distribution will be withheld and accrued by us and will be subject to the same vesting schedule as is applicable to the restricted stock and will be forfeited if the underlying restricted stock is forfeited.

        The option exercise price represents the market price of our common stock on the date of grant.

Grant Date Fair Value of Stock and Option Awards (Column g)

        The amounts in this column represent the grant date fair value of restricted stock and stock option awards as calculated for financial statement reporting purposes.

        For Mr. Jornayvaz's performance-based awards, we estimated the grant date fair value of the awards using Monte-Carlo simulation models. We used the following assumptions in estimating the value of the performance-based restricted stock award: five-year risk-free interest rate of 1.71%; estimated volatility of 79.08%; and performance period of 5 years. We used the following assumptions in estimating the value of the performance-based stock option: 10-year risk-free interest rate of 2.15%; estimated volatility of 81.67%; and expected option life of 10 years.

        For restricted stock awards granted to other executives, we estimated the grant date fair value of each share of restricted stock to be $2.29, which was the closing market price of our common stock on the grant date.

        For stock options granted to other executives, we estimated the grant date fair value of each stock option to be $1.42 using the Black-Scholes option valuation model. We used the following assumptions to compute the weighted average fair market value of options granted during 2017: risk-free interest rate of 1.6%; estimated volatility of 71.5%, dividend yield of 0%, and expected option life of 6 years.

Outstanding Equity Awards at the End of 2017

        The following table provides information regarding outstanding stock options, restricted stock, and performance stock units held by each of our executives as of December 31, 2017.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2)
Robert P. Jornayvaz III	6/4/2017	(3)	—	513,698	$2.29	6/4/2027	—	—	—	—
	11/8/2016	(4)	150,000	450,000	$1.03	11/8/2026	—	—	—	—
	2/23/2011	(5)	12,761	—	$35.69	2/23/2021	—	—	—	—
	2/4/2010	(5)	4,448	—	$25.47	2/4/2020	—	—	—	—
	2/25/2009	(5)	42,964	—	$20.80	2/25/2019	—	—	—	—
	6/4/2017	(3)	—	—	—	—	213,753	$1,017,464	—	—
	6/4/2017	(6)	—	—	—	—	427,507	$2,034,933	—	—
	11/8/2016	(4)	—	—	—	—	346,482	$1,649,254	—	—
	2/25/2015	(7)	—	—	—	—	—	—	31,512	$149,997
James N. Whyte	6/4/2017	(6)	—	37,671	$2.29	6/4/2027	—	—	—	—
	11/8/2016	(9)	—	172,500	$1.03	11/8/2026	—	—	—	—
	2/23/2011	(5)	4,287	—	$35.69	2/23/2021	—	—	—	—
	2/4/2010	(5)	11,316	—	$25.47	2/4/2020	—	—	—	—
	2/25/2009	(5)	8,226	—	$20.80	2/25/2019	—	—	—	—
	6/4/2017	(6)	—	—	—	—	140,522	$668,885	—	—
	11/8/2016	(9)	—	—	—	—	129,210	$615,044	—	—
	2/25/2015	(8)	—	—	—	—	4,815	$22,919	—	—
Margaret E. McCandless	6/4/2017	(6)	—	32,263	$2.29	6/4/2027	—	—	—	—
	11/8/2016	(9)	35,000	105,000	$1.03	11/8/2026	—	—	—	—
	6/4/2017	(6)	—	—	—	—	20,569	$97,908	—	—
	11/8/2016	(9)	—	—	—	—	123,858	$589,564	—	—
	2/25/2015	(8)	—	—	—	—	2,016	$9,596	—	—
Mark A. McDonald	11/8/2016	(9)	3,915	11,748	$1.03	11/8/2026	—	—	—	—
	6/4/2017	(6)	—	—	—	—	15,673	$74,603	—	—
	11/8/2016	(9)	—	—	—	—	68,826	$327,612	—	—
	2/25/2015	(8)	—	—	—	—	559	$2,661	—	—
Joseph G. Montoya	6/4/2017	(6)	—	20,547	$2.29	6/4/2027	—	—	—	—
	11/8/2016	(9)	4,110	12,333	$1.03	11/8/2026	—	—	—	—
	6/4/2017	(6)	—	—	—	—	13,100	$62,356	—	—
	11/8/2016	(9)	—	—	—	—	45,498	$216,570	—	—
	2/25/2015	(8)	—	—	—	—	733	$3,489	—	—
Brian D. Frantz	2/23/2011	(5)	1,339	—	$35.69	4/7/2018	—	—	—	—

(1)
Represents the per share amount that the executive would pay upon the exercise of the option.

(2)
Market value is based on the closing market price of our common stock on December 31, 2017, ($4.76 per share).

(3)
Award vests in three equal annual installments beginning on June 4, 2018, subject to Mr. Jornayvaz's continued employment with us on the applicable vesting dates; provided, however, that the award also contains a second, performance-based vesting trigger that required the volume-weighted average closing price of our stock for 20 trading days during the five-year period from the grant date to June 3, 2023, to equal or exceed $3.44 (a 50% increase from the grant price of $2.29). Our stock price met this threshold in August 2017.

(4)
Award vests in four equal annual installments beginning on November 8, 2017, subject to Mr. Jornayvaz's continued employment with us on the applicable vesting dates; provided, however, that the award also contains a second, performance-based vesting trigger that required the closing market price of our common stock to equal or exceed $2.06 (double the grant price of $1.03) on 20 consecutive trading days on or before November 7, 2021. Our stock price met this threshold in June 2017.

(5)
Award was fully vested as of December 31, 2017.

(6)
Award vests in three equal annual installments beginning on June 4, 2018, subject to continued employment.

(7)
Award would have vested and been settled in shares of our stock on February 25, 2018, if the compound annual growth rate for our stock from February 25, 2015, to February 24, 2018, had met specified levels. Based on our performance, the award has been forfeited, and no shares were paid out to Mr. Jornayvaz under the award. The amount shown in the table represents the number of shares that would have been paid out if the threshold compound annual growth rate had been met.

(8)
Award vests in three equal annual installments beginning on February 25, 2016, subject to continued employment.

(9)
Award vests in four equal annual installments beginning on November 8, 2017, subject to continued employment.

Option Exercises and Stock Vested in 2017

        The following table provides information about options exercised and restricted stock that vested in 2017 for each of our executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Robert P. Jornayvaz III	—	—	132,796	$490,167
James N. Whyte	57,500	$161,335	52,643	$189,753
Margaret E. McCandless	—	—	44,622	$168,869
Mark A. McDonald	—	—	24,038	$92,149
Joseph G. Montoya	—	—	16,510	$62,296
Brian D. Frantz	—	—	3,806	$8,487
Jeffrey C. Blair	35,000	$92,504	39,443	$151,611

(1)
Value was calculated by multiplying the number of shares exercised by the difference between the market price of our common stock at exercise and the exercise price.

(2)
Value was calculated by multiplying the number of shares that vested by the closing market price of our common stock on the vesting date.

Employment Agreement with Robert P. Jornayvaz III

        We have entered into an employment agreement with Mr. Jornayvaz. In March 2016, we amended the agreement to extend its term for three years until April 18, 2019. No other changes were made to the agreement. The agreement was originally entered into in 2010.

        You can find information about Mr. Jornayvaz's actual 2017 salary, equity awards, and other compensation as approved by the Compensation Committee above under the heading "Compensation Discussion and Analysis." Under his employment agreement, Mr. Jornayvaz is entitled to an annual salary of $100,000, subject to annual review by the Compensation Committee. The agreement also provides that the general intent is for Mr. Jornayvaz to receive a target annual bonus of $500,000 and an annual equity award with a target grant date fair value of $750,000; provided that his actual target bonus and equity award for any year may be higher or lower as determined by the Compensation Committee in its sole discretion. Mr. Jornayvaz also is entitled to all other benefits offered generally to our senior management.

        If Mr. Jornayvaz's employment is terminated for any reason, he would be entitled to the following benefits:

  •
  Payment of any salary, bonus, or other compensation earned but not yet paid to him through the date of termination

  •
  Rights to continued healthcare coverage as required by law

  •
  Payment of any amounts due as of the date of termination under any equity-based, welfare, or retirement plan or of any other amounts or benefits under these plans that, by their specific terms, extend beyond the date of termination

  •
  Rights with respect to D&O insurance

  •
  Rights under any separate change-in-control severance agreement or other agreement between us and him

        He would not be entitled to severance, except as provided under his change-in-control severance agreement, which is described below under the heading "Termination and Change-in-Control Payments."

        Mr. Jornayvaz has agreed that during the term of his employment and for a period of 24 months after termination, he will not solicit our employees or compete with us in the potash business and any other business in which we are engaged during the term or at his termination date.

Termination and Change-in-Control Payments

        This section describes and quantifies potential payments that may be made to each of our executives at, following, or in connection with the termination of his or her employment or as a result of a change in control of Intrepid. We did not make any changes in 2017 to the potential termination and change-in-control payments described in this section. For Mr. Jornayvaz, these benefits are provided under his employment agreement, his change-in-control severance agreement, and his equity award agreements. For our other executives, these benefits are provided under their change-in-control severance agreements or our broad-based change-in-control severance policy and under their equity award agreements.

Change in Control

        Messrs. Jornayvaz and Whyte are entitled to full vesting on all outstanding equity awards upon a qualifying change in control. Ms. McCandless and Messrs. McDonald and Montoya are entitled to full vesting on all outstanding equity awards upon a qualifying employment termination event within six months following a change in control.

Qualifying Termination Following a Change in Control

        If an executive's employment is terminated by us without "Cause" or by him or her for "Good Reason" within 24 months of a change in control (or within six months in the case of Ms. McCandless and Messrs. McDonald and Montoya), the executive would be entitled to the following additional termination benefits:

  •
  A lump sum cash payment equal to (a) two times the executive's annual salary, plus (b) two times the average of the actual annual bonus paid to him for the two preceding years (or one times salary and bonus for Ms. McCandless and Messrs. McDonald and Montoya)

  •
  If the executive has not been employed through two full bonus cycles, the bonus portion of the calculation uses the average of the actual bonus paid for the most recently completed cycle and the current year target bonus

  •
  If the executive has not been employed through one bonus cycle, the bonus portion of the calculation is based on the current year's target bonus amount

  •
  A lump sum cash payment equal to the current year's target annual bonus/short-term incentive, pro-rated for the length of time the executive was employed during the year prior to termination

  •
  Continuation of standard health and welfare benefits for up to two years (one year for Ms. McCandless and Messrs. McDonald and Montoya)

  •
  Individual outplacement services up to a maximum of $5,000

        The executive is not entitled to these benefits upon termination of employment for any other reason following a change in control, including a termination for "Cause," or as a result of death or disability.

        To receive the benefits described above, the executive is bound by non-solicitation provisions that prohibit the executive from hiring our employees or soliciting our business relations for a period of one year following the date of termination.

        A "change in control" occurs if any one of the following events occurs:

  •
  Any individual, entity, or group (other than Messrs. Jornayvaz, Harvey, or Martin or their affiliates) becomes the beneficial owner of more than 30% of our voting securities.

  •
  The directors on our Board on the date on which the agreement was entered into, or directors nominated by those directors, cease to constitute at least two-thirds of the Board.

  •
  There is a merger, consolidation or other direct or indirect sale of Intrepid or its assets that will result in the voting securities of the successor entity being owned 30% or less by our voting security holders prior to the transaction.

  •
  Our stockholders approve a complete plan of liquidation or dissolution.

        "Cause" means any (a) conviction of (or pleading nolo contendere to) a felony; (b) engaging in theft, fraud, embezzlement, or willful misappropriation of our property; (c) violation of any of our policies or practices regarding discrimination or harassment that would be grounds for termination of one of our employees in general; or (d) willful failure to perform substantially the executive's material duties that is not cured within 30 days.

        "Good Reason" means (a) a reduction in the executive's salary or annual bonus opportunity; (b) a material diminution in the executive's responsibility or authority; (c) a change of more than 30 miles in the location at which the executive primarily performs his or her services; or (d) any material failure by us to comply with any material term of the executive's change-in-control severance agreement. The executive is required to notify us of any of these events or conditions within 90 days, and we must fail to cure the event or condition within 30 days after notice.

Post-Employment or Change-in-Control Payments

        The tables below quantify the post-employment and change-in-control payments to which our executives would be entitled upon the occurrence of the specified trigger events. All calculations assume that the termination of employment occurred on December 31, 2017.

  Robert P. Jornayvaz III

Type of Compensation	Termination Unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$100,000
Accelerated Vesting of Restricted Stock(1)	—	$4,701,652	$4,701,652
Accelerated Vesting of Performance Stock Units(2)	—	—	—
Accelerated Vesting of Stock Options(3)	—	$2,947,334	$2,947,334
Other Benefits—Health & Welfare(4)	—	—	$42,324
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$7,648,986	$7,796,310

James N. Whyte

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$550,000
Accelerated Vesting of Restricted Stock(1)	—	$1,306,844	$1,306,844
Accelerated Vesting of Stock Options(3)	—	$736,472	$736,472
Other Benefits—Health & Welfare(4)	—	—	$42,324
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	$2,043,316	$2,640,640

Margaret E. McCandless

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$235,520
Accelerated Vesting of Restricted Stock(1)	—	—	$697,069
Accelerated Vesting of Stock Options(3)	—	—	$471,340
Other Benefits—Health & Welfare(4)	—	—	$14,273
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$1,423,202

Mark A. McDonald

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$195,000
Accelerated Vesting of Restricted Stock(1)	—	—	$404,876
Accelerated Vesting of Stock Options(3)	—	—	$43,820
Other Benefits—Health & Welfare(4)	—	—	$21,162
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$669,858

Joseph G. Montoya

Type of Compensation	Termination unrelated to a Change in Control	Change in Control without Termination	Change in Control and Qualifying Termination
Cash Severance	—	—	$250,000
Accelerated Vesting of Restricted Stock(1)	—	—	$282,416
Accelerated Vesting of Stock Options(3)	—	—	$96,753
Other Benefits—Health & Welfare(4)	—	—	$13,519
Other Benefits—Outplacement Services	—	—	$5,000

Total Post-Employment or Change-in-Control Compensation	—	—	$647,688

(1)
For restricted stock, the amount is calculated by multiplying the number of shares of restricted stock held on December 31, 2017, by the closing market price of our common stock on that date ($4.76 per share). Messrs. Jornayvaz and Whyte are entitled to full vesting on all restricted stock upon a qualifying change in control. Ms. McCandless and Messrs. McDonald and Montoya are entitled to full vesting on all restricted stock upon a qualifying employment termination event within six months following a change in control.

(2)
The unvested performance stock units granted to Mr. Jornayvaz in 2015 would have accelerated in full upon an assumed change in control on December 31, 2017. However, the payout amount would have been zero based on our performance over a shortened performance period from the grant date to the date of the change in control, in accordance with the underlying award agreement.

(3)
For stock options, the amount is calculated by multiplying the number of shares of common stock underlying the option held on December 31, 2017, by the difference between the closing market price of our common stock on that date ($4.76 per share) and the option exercise price. Messrs. Jornayvaz and Whyte are entitled to full vesting on all unvested stock options upon a qualifying change in control. Ms. McCandless and Messrs. McDonald and Montoya are entitled to full vesting on all unvested stock options upon a qualifying employment termination event within six months following a change in control.

(4)
Health and welfare benefits continue until the earlier of two years (one year for Ms. McCandless and Messrs. McDonald and Montoya) from the date of termination or when the executive obtains coverage under another employer's medical plan.

        Messrs. Frantz and Blair resigned from Intrepid prior to December 31, 2017. Neither individual received any termination or post-termination payments or benefits in connection with his resignation.

Benefits on Death or Disability

        Our salaried employees, including executives, are eligible for group life, accidental death, and disability insurance benefits upon a termination of employment due to death or disability. In addition, executives and other senior employees who hold equity awards are entitled to accelerated vesting on their unvested equity awards and all vested stock options remain exercisable for 12 months following the termination of employment due to death or disability. Assuming a termination of employment due to death or disability on December 31, 2017, the value of this accelerated vesting for each of our executives would have been as follows:

Name	Accelerated Vesting of Equity Awards
Robert P. Jornayvaz III	$7,648,986
James N. Whyte	$2,043,316
Margaret E. McCandless	$1,168,408
Mark A. McDonald	$448,696
Joseph G. Montoya	$379,169

        Mr. Jornayvaz is eligible for long-term care insurance benefits upon a termination of employment due to disability. We estimate that Mr. Jornayvaz would be entitled to up to approximately $2,500 per month in long-term care insurance benefits for the duration of the disability. Executives other than Mr. Jornayvaz are eligible for supplemental disability and long-term care insurance benefits upon a termination of employment due to disability. We estimate that these executives would be entitled to up to approximately $15,000 to $29,000 per month in supplemental disability and long-term care insurance benefits for the duration of the disability.

CEO Pay Ratio

        This section provides information about the ratio of the 2017 annual total compensation of Mr. Jornayvaz, as our Executive Chairman, President, and Chief Executive Officer, to the median of the 2017 annual total compensation of our other employees. The CEO pay ratio shown below is a reasonable estimate calculated in a manner consistent with SEC rules.

        Mr. Jornayvaz's 2017 annual total compensation as reported in the Summary Compensation Table above was $2,186,185. The 2017 annual total compensation of our median employee, excluding Mr. Jornayvaz, was $79,961. Thus, the ratio of Mr. Jornayvaz's 2017 annual total compensation to the median of the 2017 annual total compensation of all other employees was approximately 27 to 1.

        We determined our median employee based on taxable wages of each of our employees, excluding Mr. Jornayvaz, as of December 31, 2017. Our median employee is a surface operator and did not receive any equity awards in 2017. Because different companies use different methods to determine their estimated CEO pay ratio, the estimated CEO pay ratio above should not necessarily be used as a basis for comparisons between companies.

Director Compensation

Director Compensation Table

        The table below sets forth the compensation paid to or earned by our directors, other than Mr. Jornayvaz, whose compensation is reported above under the heading "Executive Compensation—2017 Summary Compensation Table." For Mr. Harvey, the amounts reported in the table below represent compensation paid to or earned by him for his employment as our Executive Vice Chairman of the Board. We do not provide any additional compensation to Messrs. Jornayvaz and Harvey for their service on the Board. For all other directors, the amounts reported in the table below represent compensation paid to or earned by them in accordance with our nonemployee director compensation policy, which is described below the table. We did not make any significant changes to our director compensation in 2017.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
Hugh E. Harvey, Jr.(2)	—	$84,999	$68,397	$153,396
Terry Considine	$97,500	$84,999	—	$182,499
Chris A. Elliott	$92,500	$84,999	—	$177,499
J. Landis Martin	$105,000	$84,999	—	$189,999
Barth E. Whitham	$100,000	$84,999	—	$184,999

(1)
These amounts represent the grant date fair value of annual restricted stock awards granted on May 31, 2017, calculated in accordance with financial statement reporting rules. You can find information about the assumptions used to calculate these amounts in Note 10 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The awards were granted in the form of restricted stock that vests in full on May 31, 2018, subject to the director's continued service with us. The awards also vest in the event of death, disability, or a qualifying change in control. For awards of restricted stock, the grant date fair value equals the number of shares granted multiplied by the closing market price of our common stock on the grant date ($2.14 per share).

Our directors held the following shares of restricted stock and vested stock options as of December 31, 2017:

Name	Shares of Restricted Stock	Number of Vested Stock Options
Hugh E. Harvey, Jr.	57,226	60,173
Terry Considine	39,719	—
Chris A. Elliott	39,719	—
J. Landis Martin	39,719	—
Barth E. Whitham	39,719	—

  Information regarding restricted stock and vested stock options held by Mr. Jornayvaz is reported above under the heading "Executive Compensation—Outstanding Equity Awards at the End of 2017."

(2)
Mr. Harvey is an employee of Intrepid. The amounts shown above represent compensation paid to or earned by him for his employment. We do not provide any additional compensation to Mr. Harvey for his service on the Board. You can find additional details about Mr. Harvey's compensation, including a breakdown of his "All Other Compensation" below under the heading "Hugh E. Harvey, Jr.'s Employee Compensation."

Nonemployee Director Compensation Policy

        The Governance Committee periodically reviews director compensation and, if appropriate, recommends any changes to the Board for its approval. Recommendations are typically based on a review of compensation for nonemployee directors of companies of comparable size to us based on general industry data collected by F. W. Cook.

        Our director compensation program provides for the following compensation for nonemployee directors:

Annual cash retainer	$65,000
Annual grant of restricted stock with one-year vesting	$85,000
Additional annual cash retainer to each committee chairperson:
Audit Committee	$15,000
Compensation Committee	$10,000
Governance Committee	$7,500
Strategy Committee	$10,000
Additional annual cash retainer to each committee member:
Audit Committee	$10,000
Compensation Committee	$10,000
Governance Committee	$5,000

        Cash retainers are generally paid in quarterly installments. The annual restricted stock grant is made at the first Board meeting after the annual meeting.

Hugh E. Harvey, Jr.'s Employee Compensation

Stock Awards

        Mr. Harvey's employment agreement provides that his annual equity award is generally intended to have a grant date fair value of $750,000; provided that his actual equity award for any year will be determined by the Compensation Committee in its sole discretion. For 2017, Mr. Harvey requested that his annual equity award be reduced to $85,000 and granted in the form of restricted stock consistent with the awards granted to nonemployee directors under our nonemployee director compensation program. The Compensation Committee approved the award.

Non-Equity Incentive Plan Compensation

        Mr. Harvey's employment agreement provides that his target annual bonus is generally intended to be $500,000; provided that his actual target bonus for any year will be determined by the Compensation Committee in its sole discretion.

        As part of a continuing effort to conserve cash during a challenging business cycle, we did not provide a 2017 cash bonus program for employees, including Mr. Harvey.

All Other Compensation

        The following table provides details about other compensation paid to or earned by Mr. Harvey for 2017 in connection with his employment with us.

Name	Salary for Employee Position as our Executive Vice Chairman(1)	Bonus	Perquisites and Other Personal Benefits(2)	Group Life Insurance Premiums	Tax Reimbursement	Total
Hugh E. Harvey, Jr.	$65,000	$500	$2,100	$561	$236	$68,397

(1)
Mr. Harvey's employment agreement sets his salary at $100,000, subject to annual review by the Compensation Committee. In early 2016, Mr. Harvey requested his salary be reduced to $65,000 consistent with the base cash retainer granted to nonemployee directors under our nonemployee director compensation program. The Compensation Committee approved this change.

(2)
Amount represents payments relating to office parking and a health award.

Employment and Change-in-Control Severance Agreements

        On May 18, 2010, we entered into our most recent employment agreement with Mr. Harvey relating to his employment as our Executive Vice Chairman of the Board. The original term of the agreement was for 18 months, and the term automatically extends by 12 months on the last day of the initial 18-month term and on each anniversary of that date thereafter, unless one party provides written notice of non-renewal to the other party at least 90 days prior to the effective date of an automatic extension. The other terms of this agreement are substantially similar to the terms of our employment agreement with Mr. Jornayvaz, which is described above under the heading "Employment Agreement with Robert P. Jornayvaz III." We also have entered into a change-in-control severance agreement with Mr. Harvey, under which he is entitled to severance benefits in connection with a change in control of Intrepid. The terms of this agreement are substantially similar to the terms of our change-in-control severance agreement with Mr. Jornayvaz, which is described above under the heading "Termination and Change-in-Control Payments."

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2017, regarding our equity compensation plan:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted- average exercise price of outstanding options, warrants, and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,201,871	(1)	$3.74	(2)	4,003,584	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	2,201,871		$3.74		4,003,584

(1)
Includes, as of December 31, 2017, (a) 2,075,821 shares issuable upon the exercise of outstanding non-qualified stock options issued under our Equity Incentive Plan and (b) 126,050 shares potentially issuable upon the vesting of performance stock units issued under our Equity Incentive Plan assuming maximum payout.

(2)
Represents the weighted-average exercise price of outstanding options. Performance stock units do not have an exercise price and therefore are not included in the calculation of weighted-average exercise price.

(3)
Represents shares available for future issuance under our Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management

        The table below sets forth information regarding the beneficial ownership of our common stock as of March 31, 2018, by the following persons:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors and each executive officer named in the Summary Compensation Table above; and

  •
  all members of our board of directors and current executive officers as a group.

        The table is based on information that we received from these individuals and information disclosed in filings made with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are exercisable as of March 31, 2018, or will be exercisable within 60 days of that date, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the total and percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

        None of our directors or executive officers has pledged as security any of the shares that they beneficially own, to our knowledge. Unless otherwise noted, each of the stockholders listed below has sole voting and investment power (or under marital property laws, shares these powers with his spouse) with respect to the shares shown in the table below. Unless otherwise noted, the business address of each stockholder is c/o Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of Shares Outstanding Beneficially Owned(1)
Stockholders Owning More Than 5%
Robert P. Jornayvaz III	19,587,558	(2)	14.9%
Fairfax Financial Holdings Limited	16,666,667	(3)	12.7%
Clearway Capital Management Ltd.	15,749,885	(4)	12.0%
Hugh E. Harvey, Jr.	12,017,465	(5)	9.2%
Current Directors and Executives (in addition to Messrs. Jornayvaz and Harvey, whose information is presented above)
Terry Considine	211,654	(6)	< 1%
Chris A. Elliott	184,305	(7)	< 1%
J. Landis Martin	3,418,205	(8)	2.6%
Barth E. Whitham	202,140	(9)	< 1%
James N. Whyte	381,989	(10)	< 1%
Margaret E. McCandless	241,198	(11)	< 1%
Mark A. McDonald	105,488	(12)	< 1%
Joseph G. Montoya	95,153	(13)	< 1%
Current directors and executives, as a group	36,445,155		27.7%
Former Executives
Brian D. Frantz	1,339	(14)	< 1%
Jeffrey C. Blair	—		0%

(1)
The percentage ownership for each stockholder on March 31, 2018, was calculated by dividing (a) the total number of shares beneficially owned by the stockholder by (b) the number of shares of our common stock outstanding on March 31, 2018 (131,091,493), plus any shares the stockholder has the right to acquire as of March 31, 2018, or within 60 days of that date, through the exercise of stock options.

(2)
Includes (a) 18,170,735 shares held by Intrepid Production Corporation that are or may be deemed to be beneficially owned by Robert P. Jornayvaz III because of his position as the sole stockholder, sole director, and President of Intrepid Production Corporation, (b) 218,908 unrestricted shares, (c) 987,742 shares of restricted stock, and (d) 210,173 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(3)
This information is based solely on a Schedule 13G filed with the SEC by Fairfax Financial Holdings Limited and various of its affiliated entities and persons on April 3, 2017, with respect to holdings as of March 21, 2017. Fairfax Financial Holdings Limited reported shared voting and dispositive power with respect to all of the shares. The principal business office of Fairfax Financial is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada M5J 2N7.

(4)
This information is based solely on a Form 4 filed with the SEC by Clearway Capital Management Ltd., on behalf of itself and its wholly owned subsidiary, Saratoga Asset Management S.A., on February 28, 2018, with respect to holdings as of February 27, 2018. The principal business office of Clearway Capital Management Ltd. is Winterbotham Place, Marlborough & Queen Streets, P.O. Box N-3026 Nassau, The Bahamas.

(5)
Includes (a) 11,751,383 shares held by Harvey Operating and Production Company that are or may be deemed to be beneficially owned by Hugh E. Harvey, Jr. because of his position as the sole stockholder, sole director, and President of Harvey Operating and Production Company, (b) 166,190 unrestricted shares, (c) 39,719 shares of restricted stock, and (d) 60,173 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(6)
Represents (a) 39,719 shares of restricted stock, (b) 4,840 and 38,720 shares indirectly owned through CIC Profit Sharing Plan and Carbondale Corporation Retirement Plan, respectively, each of which is a qualified retirement plan, and (c) 128,375 shares held by the Considine Family Foundation. Mr. Considine has shared voting and dispositive power over the shares held by the Carbondale Corporation Retirement Plan and the Considine Family Foundation. Mr. Considine disclaims beneficial ownership of the shares held by the Considine Family Foundation.

(7)
Represents (a) 144,586 unrestricted shares and (b) 39,719 shares of restricted stock.

(8)
Represents (a) 144,777 unrestricted shares, (b) 39,719 shares of restricted stock, and (c) 3,233,709 shares held by Martin Enterprises LLC. Mr. Martin is the sole manager, and Mr. Martin and trusts (of which Mr. Martin is the sole trustee) formed solely for the benefit of his children are the sole members, of Martin Enterprises LLC.

(9)
Represents (a) 162,421 unrestricted shares and (b) 39,719 shares of restricted stock.

(10)
Represents (a) 60,224 unrestricted shares, (b) 297,936 shares of restricted stock, and (c) 23,829 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(11)
Represents (a) 37,617 unrestricted shares, (b) 168,581 shares of restricted stock, and (c) 35,000 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(12)
Represents (a) 2,074 unrestricted shares, (b) 99,499 shares of restricted stock, and (c) 3,915 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(13)
Represents (a) 13,215 unrestricted shares, (b) 77,828 shares of restricted stock, and (c) 4,110 shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

(14)
Represents shares subject to stock options that are exercisable as of March 31, 2018, or within 60 days of that date.

Certain Relationships and Related-Person Transactions

Policy on Transactions with Related Persons

        Our Board has adopted a written policy with respect to related-person transactions. Under this policy, the Audit Committee must review and approve or ratify any transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or series of similar transactions, arrangements, or relationships in which (a) we are a participant, (b) the aggregate amount involved will or may be expected to exceed $120,000, and (c) a related person has or will have a direct or indirect material interest. In addition, related-person transactions must be on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. For purposes of this policy, a "related person" means (a) any of our directors, executive officers, or nominees for director, (b) any stockholder that beneficially owns more than 5% of the outstanding shares of our common stock, (c) any immediate family member of the foregoing, and (d) any firm, corporation, or other entity in which any of the foregoing persons is employed or is a partner or other principal or has a substantial ownership interest (more than 10%) or control of the entity. The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of us and our stockholders.

        In addition, our Board-adopted Code of Business Conduct and Ethics provides that no director, officer, or employee may pursue for his or her own account a business or investment opportunity if he or she has obtained knowledge of the opportunity through his or her affiliation with us.

        Our Board or the Audit Committee approved each of the arrangements described below under the heading "Related-Person Transactions" pursuant to our policy when we originally entered into or agreed to it.

Related-Person Transactions

        Set forth below is a description of transactions between us and our officers, directors, and greater than 5% stockholders since the beginning of 2017.

Director Designation and Voting Agreement

        You can find more information about this agreement above under the heading "Corporate Governance—Director Designation and Voting Agreement."

Registration Rights Agreement

        Intrepid, IPC, and HOPCO are parties to a Registration Rights Agreement that was entered into in 2008. As noted previously, Mr. Jornayvaz is the sole owner of IPC, and Mr. Harvey is the sole owner of HOPCO. Under this agreement, each of IPC and HOPCO has the right, in certain circumstances, to require us to register for sale the shares of common stock held by it. Subject to the terms and conditions of the agreement, each of IPC and HOPCO may make up to three "demands" for registration, one of which may require a shelf registration statement. In addition, IPC and HOPCO have "piggyback registration rights" that give them the right to have their shares included in a registration statement for certain future registered offerings by us. We will bear all costs of registration pursuant to the registration rights provided under this agreement. There were no costs associated with this agreement in 2017.

Equity Offering

        In March 2017, we issued 50,072,917 shares of our common stock in an underwritten public offering at a public offering price of $1.20 for net proceeds of approximately $57.2 million, which was used to partially repay indebtedness and for general corporate purposes. Mr. Jornayvaz, Mr. Harvey, and Mr. Martin purchased shares in the offering at the public offering price through entities affiliated with them.

Mr. Jornayvaz purchased 6,300,000 shares for a purchase price of approximately $7.6 million. Mr. Harvey purchased 3,233,332 shares for a purchase price of approximately $3.9 million. Mr. Martin purchased 3,150,000 shares for a purchase price of approximately $3.8 million.

Product Sales

        We sell products in the ordinary course of business to J-5 Equestrian, LLC and J-5 Narrows Ranch, LLC (together, "J-5"), which are entities owned by Mr. Jornayvaz. For 2017, J-5 paid us $166,064 for these products.

Office Sublease

        In 2017, we entered into a sublease agreement with Peakview Oil Company, LLC ("Peakview"), an entity that is majority owned by Mr. Jornayvaz. Under the agreement, we sublease to Peakview a portion of our unused office space at our headquarters in Denver. The sublease agreement is made on the same general terms and conditions as the master lease under which we lease the office space. Peakview pays us $1,500 per month in rent, as well as any additional fees and expenses imposed under our master lease relating to Peakview's use. For 2017, Peakview paid us $9,581 under the agreement.

Transition Services Agreement

        In 2008, we entered into a Transition Services Agreement with Intrepid Oil & Gas, LLC ("IOG"). IOG is owned in equal parts by IPC and HOPCO. In March 2017, we and IOG entered into an amendment to this agreement to extend the term of the agreement to April 24, 2019. Under this agreement, IOG may request specified employees of Intrepid or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of geology, land title, and engineering services relating to IOG's oil and gas ventures with payment by IOG to Intrepid for these services at cost plus 10%.

        IOG is obligated to reimburse us for an amount equal to the sum of the following amounts:

  •
  The number of hours our employees spend performing services under the agreement for a month, multiplied by a cost per hour for each employee that takes into account actual gross wages, salaries, bonuses, incentive compensation, and payroll taxes of that employee, employee benefit plans attributable to the employee, and other benefits directly attributable to the employee, plus an amount equal to 10% of the employee cost per hour to ensure fairness of the arrangements to us

  •
  Out-of-pocket costs and expenses incurred by us during the month

        The aggregate time spent by any employee of Intrepid or its subsidiaries on projects under the agreement is limited to 15% of their total working time for Intrepid. This limit may be exceeded only with the prior approval of our Board.

        In addition, the parties to the Transition Services Agreement (a) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near our Moab, Utah, mine; and (b) consent to and authorize the drilling of the well by IOG at its own expense, provided that the drilling does not interfere with our operations. IOG must reimburse us for any costs relating to IOG's drilling of the well. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and we agree that the well should be converted for use in our potash production, we will buy the well from IOG for a specified amount not to exceed $750,000 or IOG's out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG must indemnify us for any damage to our Moab mine that is caused by the drilling of the well. For 2017, IOG paid us $4,773 for services under this agreement.

Surface Use Easement Agreement

        In 2009, we entered into a Surface Use Easement and Water Purchase Agreement with IOG relating to oil and gas rights owned by IOG that exist below the surface of our land. Under the agreement, we have granted IOG an easement across a portion of our land to access a drilling site for one of its wells. The easement continues for so long as oil or gas is produced in paying quantities from the well or from any unit or communitized area that includes the well. As consideration for the easement, IOG must pay us $7,500 (plus an administrative fee) on July 2 of each year during the term of the easement. Among other things, we have agreed to sell IOG water or salt brine to the extent that we have excess water or salt brine available that we may legally sell. For 2017, IOG paid us $8,250 under this agreement.

Aircraft Use

        In 2009, we entered into an aircraft dry-lease agreement with Intrepid Production Holdings LLC ("IPH"), which is indirectly owned by Mr. Jornayvaz. The agreement allows us to use an aircraft owned by IPH for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on January 9, 2009, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days' notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2017, we did not pay any amounts to IPH under this agreement.

        In 2014, we entered into an aircraft dry-lease agreement with Odyssey Adventures, LLC ("Odyssey"), which is indirectly owned by Mr. Harvey. The agreement allows us to use an aircraft owned by Odyssey for Intrepid business purposes on an as-needed basis. The agreement had an initial one-year term beginning on September 1, 2014, and thereafter automatically renews on a month-to-month basis. Either party may terminate the agreement on 30 days' notice to the other party. Under the agreement, we pay $6,235 per flight hour for use of the aircraft. We are also responsible for taxes and insurance deductibles relating to our use of the aircraft. For 2017, we did not pay any amounts to Odyssey under this agreement.

Limitation of Liability and Indemnification

        Our Certificate of Incorporation contains provisions that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer and require us to advance related legal expenses. Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions. In addition, we maintain insurance on behalf of our directors and officers against liability asserted against them and incurred by them as a result of their positions with Intrepid.

        We have entered into separate indemnification agreements with each of our directors and officers, which require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and certain persons who own more than 10% of our common stock, to file reports of holdings and transactions in our common stock with the SEC. These individuals and entities are required to furnish us with copies of these reports. Based on our records and other information, we believe that our directors, executive officers, and 10% owners timely filed all applicable Section 16 reports for 2017.

 Audit Committee Report

        The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of Intrepid's financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (b) the qualifications, independence, and performance of Intrepid's independent registered public accounting firm, (c) the performance of Intrepid's internal audit function, and (d) other matters as set forth in the charter of the Audit Committee approved by the Board.

        Management is responsible for Intrepid's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. KPMG, as Intrepid's independent registered public accounting firm, is responsible for performing an independent audit of Intrepid's financial statements in accordance with generally accepted auditing standards and its internal control over financial reporting and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        In connection with these responsibilities, the Audit Committee reviewed and discussed with management and KPMG the audited consolidated financial statements of Intrepid for the year ended December 31, 2017. The Audit Committee also discussed with KPMG the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (which superseded Statement on Auditing Standards No. 61, as amended). In addition, the Audit Committee received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence and has discussed with KPMG its independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements of Intrepid be included in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2017, that was filed with the SEC.

The Audit Committee

J. Landis Martin, Chairman
Terry Considine
Chris A. Elliott
Barth E. Whitham

Householding

        We have adopted a practice called "householding." This practice allows us to deliver only one copy of certain of our stockholder communications (including proxy-related materials, annual reports, and information statements) to stockholders who have the same address and last name and who do not participate in email delivery of these materials, unless one or more of these stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year's annual meeting or for any future meetings or stockholder communications, please send your written request to Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202, Attention: Secretary, or call us at (303) 296-3006. Upon request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

Stockholder Proposals

        A stockholder who would like to have a proposal considered for inclusion in our 2019 proxy statement pursuant to SEC Rule 14a-8 must submit the proposal so that it is received by us no later than

December 14, 2018, unless the date of our 2019 annual meeting is more than 30 days before or after June 5, 2019, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202.

        For stockholder proposals submitted outside of the SEC proposal rules, our Bylaws require that advance written notice in proper form of stockholder proposals for matters to be brought before an annual meeting be received by our Secretary not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual meeting. Accordingly, notice of stockholder proposals for the 2019 annual meeting must be received by us between February 5, 2019, and March 7, 2019. If the date of the 2019 annual meeting is more than 30 days before or 70 days after June 5, 2019, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or the tenth day following the day on which public disclosure of the date of the 2019 annual meeting is made.

Annual Report on Form 10-K and Other SEC Filings

        At your request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, without charge. You should send your written requests to Secretary, Intrepid Potash, Inc., 707 17th Street, Suite 4200, Denver, CO 80202. The exhibits to the annual report are available upon payment of charges that approximate our cost of reproduction.

        You can also obtain copies of the annual report and exhibits, as well as other filings that we make with the SEC, on our website at investors.intrepidpotash.com or on the SEC's website at sec.gov.

Other Matters

        The Board does not know of any other matters to be brought before the 2018 annual meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

Margaret E. McCandless Secretary

April 13, 2018

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m. (Mountain Time) on June 5, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/IPI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Company Proposals The Board of Directors recommends that you vote FOR each of the nominees listed in Proposal 1. 1. To elect two Class I directors to our Board of Directors to serve three-year terms expiring at our 2021 annual meeting of stockholders. + For Against Abstain For Against Abstain 01 - Terry Considine 02 - Chris A. Elliott The Board of Directors recommends that you vote FOR Proposals 2 and 3. ForAgainst Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018. 3. To approve, on an advisory basis, our executive compensation. Non-Voting Items Change of Address — Please print new address below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 4 6 8 6 1 02TLZA MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2018. The Proxy Statement and Annual Report are available at www.envisionreports.com/IPI. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Intrepid Potash, Inc. 2018 Annual Meeting of Stockholders of Intrepid Potash, Inc. June 5, 2018, 10:00 a.m. (Mountain Time) Denver City Center, Telluride Conference Room, 21st Floor, 707 17th Street, Denver, Colorado 80202 This proxy is solicited on behalf of the Board of Directors of Intrepid Potash, Inc. for the Annual Meeting of Stockholders to be held on June 5, 2018. The undersigned hereby appoints James N. Whyte and Margaret E. McCandless, and each of them, the undersigned’s true and lawful agents and proxies (with full power of substitution in each) to represent and to vote as directed all common stock of Intrepid Potash, Inc. that the undersigned is entitled to vote at the annual meeting of stockholders of Intrepid Potash, Inc. to be held at the Denver City Center, Telluride Conference Room, 21st Floor, 707 17th Street, Denver, Colorado 80202, on June 5, 2018, at 10:00 a.m. mountain time, or at any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement. The proxies are also authorized to vote in their discretion upon any other matters as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof). IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE TWO NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.